                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-43522

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 28, 2000.

                                  $400,000,000

                          [Universal Corporation Logo]

                          Medium-Term Notes, Series B

                               ----------------
                                 TERMS OF SALE

   The following terms may apply to the medium-term notes that Universal Corporation may sell from time to time. The final terms of each note will be included in a pricing supplement. Universal Corporation will receive between $397,000,000 and $399,500,000 of the proceeds from the sale of the notes, after paying the agents' commissions of between $500,000 and $3,000,000.
  --stated maturity of 9 months or longer
  --fixed or floating interest rate (zero-coupon or issued with original issue discount)
     --a floating interest rate may be based on any one or more of the following:

         --commercial paper rate          --CMT rate
         --prime rate                     --CD rate
         --LIBOR                          --federal funds rate
         --EURIBOR                        --11th district cost of funds rate
         --treasury rate

  --amount of principal or interest may be determined by reference to an index or formula
  --will generally be issued in book-entry, registered form without coupons --will generally be represented by one or more global securities
  --may be subject to redemption at the option of Universal Corporation or repayment at the option of the holder
  --not amortized or subject to a sinking fund
  --interest on fixed rate notes paid semi-annually
  --interest on floating rate notes paid monthly, quarterly, semi-annually or annually
  --denominations of $1,000 and multiples of $1,000
  --may be denominated in a currency other than U.S. dollars or in a composite currency
  --settlement in immediately available funds
  --may be subject to "reopening", whereby additional debt securities having the same terms are offered at any later time.
   Universal Corporation does not plan to list the notes for trading on a securities exchange.

                               ----------------
   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

                               ----------------
   Universal Corporation may sell the notes directly or through one or more agents or dealers, including the agents listed below. The agents are not required to sell any particular amount of the notes.

                          First Union Securities, Inc.

                   ABN AMRO Incorporated BB&T Capital Markets
                 SunTrust Equitable Securities UBS Warburg LLC
                           Wachovia Securities, Inc.

                               ----------------
                 Prospectus Supplement dated September 6, 2000.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                           Page
                                                                           ----
Use of Proceeds..........................................................   S-3
Description of Notes We May Offer........................................   S-4
United States Taxation...................................................  S-20
Supplemental Plan of Distribution........................................  S-20
Validity of the Notes....................................................  S-21

                                   Prospectus

Available Information....................................................     3
Prospectus Summary.......................................................     4
Risk Factors.............................................................     6
Ratio of Earnings to Fixed Charges.......................................     6
Use of Proceeds..........................................................     7
Description of Debt Securities We May Offer..............................     7
Legal Ownership and Book-Entry Issuance..................................    25
Considerations Relating to Securities Issued in Bearer Form..............    30
Considerations Relating to Indexed Securities............................    34
Considerations Relating to Securities Linked to a Foreign Currency.......    36
United States Taxation...................................................    38
Plan of Distribution.....................................................    50
Validity of the Securities...............................................    52
Experts..................................................................    52
Cautionary Statement Pursuant to the Private Securities Litigation Reform
 Act of 1995.............................................................    52

                                USE OF PROCEEDS

   We intend to use the net proceeds from the sales of notes for general corporate purposes, which may include the repayment of indebtedness, capital expenditures, possible acquisitions and working capital. Pending such use, the net proceeds may be temporarily invested.

                       DESCRIPTION OF NOTES WE MAY OFFER

   Please note that in this section entitled "Description of Notes We May Offer", references to "Universal Corporation", "we", "our" and "us" refer only to Universal Corporation and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

Information About Our Medium-Term Note Program

   The notes are a separate series of our debt securities. We summarize various terms that apply generally to our debt securities, including the notes, in the accompanying prospectus under the caption "Description of Debt Securities We May Offer". The following description of the notes supplements that description of the debt securities. Consequently, you should read this prospectus supplement together with the accompanying prospectus in order to understand the terms of the notes. However, if this prospectus supplement is inconsistent with the accompanying prospectus, this prospectus supplement controls with regard to the notes.

   This section summarizes the material terms that will apply generally to the notes as a series. Each particular note will have financial and other terms specific to it, and the specific terms of each note will be described in a pricing supplement attached to the front of this prospectus. Those terms may vary from the terms described here.

   As you read this section, please remember that the specific terms of your note as described in your pricing supplement will supplement and, if applicable, may modify or replace the general terms described in this section and in the accompanying prospectus. If your pricing supplement is inconsistent with this prospectus supplement or the accompanying prospectus, your pricing supplement will control with regard to your note. Thus, the statements we make in this section or in the accompanying prospectus may not apply to your note.

   When we refer to your pricing supplement, we mean the pricing supplement describing the specific terms of the note you purchase. Unless we say otherwise below, the terms we use in this prospectus supplement that we also use in the accompanying prospectus have the meanings we give them in that document. Similarly, the terms we use in any pricing supplement that we also use in this document will have the meanings we give them in this document, unless we say otherwise in the pricing supplement.

 The Notes Will Be Issued Under the Indenture

   The notes are governed by a document called the indenture. The indenture is a contract between us and The Chase Manhattan Bank (formerly known as Chemical
Bank), which acts as trustee. The trustee has two main roles:

  -- First, the trustee can enforce your rights against us if we default.
     There are limitations on the extent to which the trustee acts on your behalf, which we describe under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" in the accompanying prospectus; and

  -- Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

 We May Issue Other Series of Debt Securities

   The indenture permits us to issue different series of debt securities from time to time. The Series B medium-term notes will be a single, distinct series of debt securities. We may, however, issue notes in such amounts, at such times and on such terms as we wish. The notes will differ from one another, and from other series, in their terms.

   When we refer to the "notes", the "Series B medium-term notes" or "these notes", we mean our Medium-Term Notes, Series B. When we refer to a "series" of debt securities, we mean a series, such as the notes, issued under our indenture.

 Amounts That We May Issue

   Our indenture does not limit the aggregate amount of debt securities that we may issue. Nor does it limit the number of series or the aggregate amount of any particular series that we may issue. Also, if we issue notes having the same terms in a particular offering, we may "reopen" that offering at any later time and offer additional notes having those terms.

   We intend to issue Series B medium-term notes, initially up to an amount having the aggregate offering price specified on the cover of this prospectus supplement. However, we may issue additional Series B medium-term notes in amounts that exceed the amount on the cover at any time, without your consent and without notifying you.

   The indenture and the notes do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the notes or our indenture, except as described under "Description of Debt Securities We May Offer-- Restriction on Liens" and "--Restrictions on Sale and Leaseback Transactions" in the accompanying prospectus.

 How the Notes Rank Against Other Debt

   The Series B medium-term notes will not be secured by any property or assets of Universal Corporation or its subsidiaries. Thus, by owning a note, you are one of our unsecured creditors.

   The notes will not be subordinated to any of our other debt obligations. This means that, in a bankruptcy or liquidation proceeding against us, the notes would rank equally in right of payment with all other unsecured and unsubordinated debt of Universal Corporation.

   An investment in the notes involves risks because we are a holding company and our ability to repay our debt obligations is largely dependent upon the cash flow and earnings of our subsidiaries. We summarize these risks under "Description of Debt Securities We May Offer--We Are a Holding Company" in the accompanying prospectus.

 This Section Is Only a Summary

   Our indenture and its associated documents, including your note, contain the full legal text of the matters described in this section and your pricing supplement. Our indenture and the notes are governed by New York law. A copy of our indenture has been filed with the SEC as part of our registration statement. See "Available Information" in the accompanying prospectus for information on how to obtain a copy.

   Investors should carefully read the description of the terms and provisions of our debt securities and our indenture under "Description of Debt Securities We May Offer" in the accompanying prospectus. That section, together with this prospectus supplement and your pricing supplement, summarize material terms of our indenture and your note. They do not, however, describe every aspect of our indenture and your note. For example, in this section entitled "Description of Notes We May Offer", the accompanying prospectus and your pricing supplement, we use terms that have been given special meaning in our indenture, but we describe the meaning of only the more important of those terms.

Features Common to All Notes

 Currency of Notes

   The notes will be payable in U.S. dollars unless your pricing supplement specifies otherwise. Before you purchase any note payable in a non-U.S. dollar currency, composite currency, basket of currencies or currency unit or units, as described in your pricing supplement, you should read carefully the section entitled "Considerations Relating to Securities Linked to a Foreign Currency" in the accompanying prospectus.

 Types of Notes

   We may issue the following three types of notes:

  -- Fixed Rate Notes. A note of this type will bear interest at a fixed rate described in your pricing supplement. This type includes zero coupon notes, which bear no interest and are instead issued at a price lower than the principal amount.

  -- Floating Rate Notes. A note of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. The various interest rate formulas and these other features are described below in "--Interest Rates--Floating Rate Notes". If your note is a floating rate note, the formula and any adjustments that apply to the interest rate will be specified in your pricing supplement.

  -- Indexed Notes. A note of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to:

    -- one or more securities;

    -- one or more currencies;

    -- one or more commodities;

    -- any other financial, economic or other measures or instruments, including the occurrence or non-occurrence of any event or circumstance; and/or

    -- indices or baskets of any of these items.

     If you are a holder of an indexed note, you may receive a principal amount at maturity that is greater than or less than the face amount of your note depending upon the value of the applicable index at maturity. That value may fluctuate over time. Some indexed notes may also be exchangeable, at our option or the option of the holder, into securities of an issuer other than us or into other property. If you purchase an indexed note, your pricing supplement will include information about the relevant index and about how amounts that are to become payable will be determined by reference to that index. Before you purchase any indexed note, you should read carefully the section entitled "Considerations Relating to Indexed Securities" in the accompanying prospectus.

 Original Issue Discount Notes

   A fixed rate note, a floating rate note or an indexed note may be an original issue discount note. A note of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. An original issue discount note may be a zero coupon note. A note issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration of maturity. See "United States Taxation-- Original Issue Discount" in the accompanying prospectus for a brief description of the U.S. federal income tax consequences of owning an original issue discount note.

 Information in the Pricing Supplement

   Your pricing supplement will describe one or more of the following terms of your note:

  -- the stated maturity;

  -- the specified currency or currencies for principal and interest, if not U.S. dollars;

  -- the price at which we originally issue your note, expressed as a percentage of the principal amount, and the original issue date;

  -- any provisions for "reopening" the offering at a later time to offer debt securities having the same terms as your debt securities;

  -- whether your note is a fixed rate note, a floating rate note or an indexed note and also whether it is an original issue discount note;

  -- if your note is a fixed rate note, the annual rate at which your note will bear interest, if any, and the interest payment dates, if different from those stated below under "--Interest Rates--Fixed Rate Notes";

  -- if your note is a floating rate note, the interest rate basis, which may be one of the nine base rates described in "--Interest Rates--Floating Rate Notes" below; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; and the interest reset, determination, calculation and payment dates, all of which we describe under "--Interest Rates--Floating Rate Notes" below;

  -- if your note is an indexed note, the principal amount, if any, we will pay you at maturity, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any, and whether your note will be exchangeable for or payable in cash, securities of an issuer other than us or other property;

  -- if your note is an original issue discount note, the yield to maturity;

  -- if applicable, the circumstances under which your note may be redeemed at our option or repaid at the holder's option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s), all of which we describe under "Description of Debt Securities We May Offer--Redemption and Repayment" in the accompanying prospectus;

  -- the authorized denominations if other than $1,000 and integral multiples of $1,000;

  -- the depositary for your note, if other than DTC, and any circumstances under which the holder may request notes in non-global form, if we choose not to issue your note in book-entry form only;

  -- any specific U.S. federal income tax considerations relating to your note that are not addressed in the accompanying prospectus; and

  -- any other terms of your note, which could be different from those described in this prospectus supplement and the accompanying prospectus.

Form, Denomination and Legal Ownership of Notes

   Your note will be issued in registered form, without interest coupons, in authorized denominations. The authorized denominations will be $1,000 and multiples of $1,000.

   Your note will be issued in book-entry form and will be represented by one or more global notes. You should read the section "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus for information about this type of arrangement and your rights under this type of arrangement.

Interest Rates

   This subsection describes the different kinds of interest rates that may apply to your note, if it bears interest.

 Fixed Rate Notes

   Unless otherwise specified in the pricing supplement applicable to your debt security, interest on a fixed rate note will be payable semiannually as specified in that pricing supplement, and at maturity. For each fixed rate note that bears interest, interest will accrue, and we will compute and pay accrued interest, as described in the accompanying prospectus under "Description of Debt Securities We May Offer--Types of Debt Securities--Fixed Rate Debt Securities" and "--Payment Mechanics for Debt Securities in Registered Form".

 Floating Rate Notes

   In this subsection, we use several specialized terms relating to the manner in which floating interest rates are calculated. These terms appear in bold, italicized type the first time they appear, and we define these terms in "-- Special Rate Calculation Terms" at the end of this subsection.

   For each floating rate note, interest will accrue, and we will compute and pay accrued interest, as described in the accompanying prospectus under "Description of Debt Securities We May Offer--Types of Debt Securities-- Floating Rate Debt Securities" and "--Payment Mechanics for Debt Securities in Registered Form". In addition, the following will apply to floating rate notes.

   Base Rates. We currently expect to issue floating rate notes that bear interest at rates based on one or more of the following base rates:

      -- commercial paper rate;  -- CMT rate;
      -- prime rate;             -- CD rate;
      -- LIBOR;                  -- federal funds rate; and/or
      -- EURIBOR;                -- 11th district cost of funds rate
      -- treasury rate;

   We describe each of these base rates in further detail below in this subsection. If you purchase a floating rate note, your pricing supplement will specify the type of base rate that applies to your note.

   Interest payable on a floating rate note for any particular interest period will be calculated as described in the accompanying prospectus using an interest factor, expressed as a decimal, applicable to each day during the period. The interest factor for each day will be calculated by dividing the interest rate, expressed as a decimal, applicable to that day by the following:

  -- 360, in the case of commercial paper rate notes, prime rate notes, LIBOR notes, EURIBOR notes, CD rate notes, federal funds rate notes and 11th district cost of funds rate notes; or

  -- the actual number of days in the year, in the case of treasury rate notes and CMT rate notes.

See "Description of Debt Securities We May Offer--Types of Debt Securities-- Floating Rate Debt Securities--Calculation of Interest" in the accompanying prospectus for more information about calculation mechanics.

   Initial Base Rate. For any floating rate note, the interest rate in effect from the original issue date to the first interest reset date will be the initial base rate. We will specify the initial base rate in your pricing supplement.

   Spread or Spread Multiplier. In some cases, the base rate for a floating rate note may be adjusted:

  -- by adding or subtracting a specified number of basis points, called the spread, with one basis point being 0.01%; or

  -- by multiplying the base rate by a specified percentage, called the spread multiplier.

If you purchase a floating rate note, your pricing supplement will specify whether a spread or spread multiplier will apply to your note and, if so, the amount of the spread or spread multiplier.

   Maximum and Minimum Rates. The actual interest rate, after being adjusted by the spread or spread multiplier, may also be subject to either or both of the following limits:

  -- a maximum rate--i.e., a specified upper limit that the actual interest rate in effect at any time may not exceed; and/or

  -- a minimum rate--i.e., a specified lower limit that the actual interest rate in effect at any time may not fall below.

If you purchase a floating rate note, your pricing supplement will specify whether a maximum rate and/or minimum rate will apply to your note and, if so, what those rates are.

   Whether or not a maximum rate applies, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application. Under current New York law, the maximum rate of interest, with some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per year on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

   The rest of this subsection describes how the interest rate and the interest payment dates will be determined, and how interest will be calculated, on a floating rate note.

   Interest Reset Dates. The rate of interest on a floating rate note will be reset, by the calculation agent described below, daily, weekly, monthly, quarterly, semi-annually or annually. The date on which the interest rate resets and the reset rate becomes effective is called the interest reset date. Except as otherwise specified in your pricing supplement, the interest reset date will be as follows:

  -- for floating rate notes that reset daily, each business day;

  -- for floating rate notes that reset weekly and are not treasury rate notes, the Wednesday of each week;

  -- for treasury rate notes that reset weekly, the Tuesday of each week, except as otherwise described in the next to last paragraph under "-- Interest Determination Dates" below;

  -- for floating rate notes that reset monthly, the third Wednesday of each month;

  -- for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

  -- for floating rate notes that reset semi-annually, the third Wednesday of each of two months of each year as specified in your pricing supplement; and

  -- for floating rate notes that reset annually, the third Wednesday of one month of each year as specified in your pricing supplement.

For a floating rate note, the interest rate in effect on any particular day will be the interest rate determined with respect to the latest interest reset date that occurs on or before that day. There are several exceptions, however, to the reset provisions described above.

   The interest rate in effect from the original issue date to but excluding the first interest reset date will be the initial base rate. For floating rate notes that reset daily or weekly, the base rate in effect for each day following the second business day before an interest payment date to, but excluding, the interest payment date, and for each day following the second business day before the maturity to, but excluding, the maturity, will be the base rate in effect on that second business day.

   If any interest reset date for a floating rate note would otherwise be a day that is not a business day, the interest reset date will be postponed to the next day that is a business day. For a LIBOR note, however, if that business day is in the next succeeding calendar month, the interest reset date will be the immediately preceding business day.

   Interest Determination Dates. The interest rate that takes effect on an interest reset date will be determined by the calculation agent by reference to a particular date called an interest determination date. Except as otherwise specified in your pricing supplement:

  -- For all floating rate notes other than LIBOR notes, EURIBOR notes, treasury rate notes and 11th district cost of funds rate notes, the interest determination date relating to a particular interest reset date will be the second business day before the interest reset date.

  -- For LIBOR notes, the interest determination date relating to a particular interest reset date will be the second London business day preceding the interest reset date, unless the index currency is pounds sterling, in which case the interest determination date will be the interest reset date. We refer to an interest determination date for a LIBOR note as a LIBOR interest determination date.

  -- For EURIBOR notes, the interest determination date relating to a particular interest reset date will be the second euro business day preceding the interest reset date. We refer to an interest determination date for a EURIBOR note as a EURIBOR interest determination date.

  -- For treasury rate notes, the interest determination date relating to a particular interest reset date, which we refer to as a treasury interest determination date, will be the day of the week in which the interest reset date falls on which treasury bills--i.e., direct obligations of the U.S. government-- would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday. If as the result of a legal holiday an auction is held on the preceding Friday, that Friday will be the treasury interest determination date relating to the interest reset date occurring in the next succeeding week. If the auction is held on a day that would otherwise be an interest reset date, then the interest reset date will instead be the first business day following the auction date.

  -- For 11th district cost of funds rate notes, the interest determination date relating to a particular interest reset date will be the last working day, in the first calendar month before that interest reset date, on which the Federal Home Loan Bank of San Francisco publishes the monthly average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District for the second calendar month before that interest reset date. We refer to an interest determination date for an 11th district cost of funds rate note as an 11th district interest determination date.

   Interest Calculation Dates. As described above, the interest rate that takes effect on a particular interest reset date will be determined by reference to the corresponding interest determination date. Except for LIBOR notes and EURIBOR notes, however, the determination of the rate will actually be made on a day no later than the corresponding interest calculation date. The interest calculation date will be the earlier of the following:

  -- the tenth calendar day after the interest determination date or, if that tenth calendar day is not a business day, the next succeeding business day; and

  -- the business day immediately preceding the interest payment date or the maturity, whichever is the day on which the next payment of interest will be due.

The calculation agent need not wait until the relevant interest calculation date to determine the interest rate if the rate information it needs to make the determination is available from the relevant sources sooner.

   Interest Payment Dates. The interest payment dates for a floating rate note will depend on when the interest rate is reset and, unless we specify otherwise in your pricing supplement, will be as follows:

  -- for floating rate notes that reset daily, weekly or monthly, the third
     Wednesday of each month or the third Wednesday of March, June, September and December of each year, as specified in your pricing supplement;

  -- for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

  -- for floating rate notes that reset semi-annually, the third Wednesday of the two months of each year specified in your pricing supplement; or

  -- for floating rate notes that reset annually, the third Wednesday of the month specified in your pricing supplement.

Regardless of these rules, if a note is originally issued after the regular record date and before the date that would otherwise be the first interest payment date, the first interest payment date will be the date that would otherwise be the second interest payment date. We have defined the term "regular record date" under "Description of Debt Securities We May Offer-- Payment Mechanics for Debt Securities in Registered Form" in the accompanying prospectus.

   In addition, the following special provision will apply to a floating rate note with regard to any interest payment date other than one that falls on the maturity. If the interest payment date would otherwise fall on a day that is not a business day, then the interest payment date will be the next day that is a business day. However, if the floating rate note is a LIBOR note or a EURIBOR note and the next business day falls in the next calendar month, then the interest payment date will be advanced to the next preceding day that is a business day. In all cases, an interest payment date that falls on the maturity will not be changed.

   Calculation Agent. We have initially appointed The Chase Manhattan Bank as our calculation agent for the notes.

 Commercial Paper Rate Notes

   If you purchase a commercial paper rate note, your note will bear interest at a base rate equal to the commercial paper rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

   The commercial paper rate will be the money market yield of the rate, for the relevant interest determination date, for commercial paper having the index maturity specified in your pricing supplement, as published in H.15(519) under the heading "Commercial Paper--Nonfinancial". If the commercial paper rate cannot be determined as described above, the following procedures will apply:

  -- If the rate described above does not appear in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, then the commercial paper rate will be the rate, for the relevant interest determination date, for commercial paper having the index maturity specified in your pricing supplement, as published in H.15 daily update or any other recognized electronic source used for displaying that rate, under the heading "Commercial Paper--Nonfinancial".

  -- If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, the commercial paper rate will be the money market yield of the arithmetic mean of the following offered rates for U.S. dollar commercial paper that has the relevant index maturity and is placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency: the rates offered as of 11:00 A.M., New York City time, on the relevant interest determination date, by three leading U.S. dollar commercial paper dealers in New York City selected by the calculation agent.

  -- If fewer than three dealers selected by the calculation agent are quoting as described above, the commercial paper rate for the new interest period will be the commercial paper rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

 Prime Rate Notes

   If you purchase a prime rate note, your note will bear interest at a base rate equal to the prime rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

   The prime rate will be the rate, for the relevant interest determination date, published in H.15(519) under the heading "Bank Prime Loan". If the prime rate cannot be determined as described above, the following procedures will apply.

  -- If the rate described above does not appear in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, then the prime rate will be the rate, for the relevant interest determination date, as published in H.15 daily update or another recognized electronic source used for the purpose of displaying that rate, under the heading "Bank Prime Loan".

  -- If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, then the prime rate will be the arithmetic mean of the following rates as they appear on the Reuters screen US PRIME 1 page: the rate of interest publicly announced by each bank appearing on that page as that bank's prime rate or base lending rate, as of 11:00 A.M., New York City time, on the relevant interest determination date.

  -- If fewer than four of these rates appear on the Reuters screen US PRIME
     1 page, the prime rate will be the arithmetic mean of the prime rates or base lending rates, as of the close of business on the relevant interest determination date, of three major banks in New York City selected by the calculation agent. For this purpose, the calculation agent will use rates quoted on the basis of the actual number of days in the year divided by a 360-day year.

  -- If fewer than three banks selected by the calculation agent are quoting as described above, the prime rate for the new interest period will be the prime rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

 LIBOR Notes

   If you purchase a LIBOR note, your note will bear interest at a base rate equal to LIBOR, which will be the London interbank offered rate for deposits in U.S. dollars or any other index currency, as specified in your pricing supplement. In addition, the applicable LIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in your pricing supplement. LIBOR will be determined in the following manner:

  -- LIBOR will be either:

    -- the offered rate appearing on the Telerate LIBOR page; or

    -- the arithmetic mean of the offered rates appearing on the Reuters screen LIBOR page unless that page by its terms cites only one rate, in which case that rate;

in either case, as of 11:00 A.M., London time, on the relevant LIBOR interest determination date, for deposits of the relevant index currency having the relevant index maturity beginning on the relevant interest reset date.

Your pricing supplement will indicate the index currency, the index maturity and the reference page that apply to your LIBOR note. If no reference page is specified in your pricing supplement, Telerate LIBOR page will apply to your LIBOR note.

  -- If Telerate LIBOR page applies and the rate described above does not appear on that page, or if Reuters screen LIBOR page applies and fewer than two of the rates described above appears on that page or no rate appears on any page on which only one rate normally appears, then LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the relevant LIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: deposits of the index currency having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the quotations.

  -- If fewer than two quotations are provided as described above, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M., in the principal financial center for the country of the index currency, on that LIBOR interest determination date, by three major banks in that financial center selected by the calculation agent: loans of the index currency having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.

  -- If fewer than three banks selected by the calculation agent are quoting as described above, LIBOR for the new interest period will be LIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

 EURIBOR Notes

   If you purchase a EURIBOR note, your note will bear interest at a base rate equal to the interest rate for deposits in euros designated as "EURIBOR" and sponsored jointly by the European Banking Federation and ACI--the Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing that rate. In addition, the EURIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in your pricing supplement. EURIBOR will be determined in the following manner:

  -- EURIBOR will be the offered rate for deposits in euros having the index maturity specified in your pricing supplement, beginning on the second euro business day after the relevant EURIBOR interest determination date, as that rate appears on Telerate page 248 as of 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date.

  -- If the rate described above does not appear on Telerate page 248, EURIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the euro-zone interbank market by the principal euro-zone office of each of four major banks in that market selected by the calculation agent: euro deposits having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal euro-zone office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the quotations.

  -- If fewer than two quotations are provided as described above, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 A.M., Brussels time on that EURIBOR interest determination date, by three major banks in the euro-zone selected by the calculation agent: loans of euros having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.

  -- If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

 Treasury Rate Notes

   If you purchase a treasury rate note, your note will bear interest at a base rate equal to the treasury rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

   The treasury rate will be the rate for the auction, on the relevant treasury interest determination date, of treasury bills having the index maturity specified in your pricing supplement, as that rate appears on Telerate page 56 or 57 under the heading "Investment Rate". If the treasury rate cannot be determined in this manner, the following procedures will apply:

  -- If the rate described above does not appear on either page by 3:00 P.M., New York City time, on the relevant interest calculation date, the treasury rate will be the bond equivalent yield of the rate, for the relevant interest determination date, for the type of treasury bill described above, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "U.S. Government Securities/Treasury Bills/Auction High".

  -- If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, the treasury rate will be the bond equivalent yield of the auction rate, for the relevant treasury interest determination date and for treasury bills of the kind described above, as announced by the U.S. Department of the Treasury.

  -- If the auction rate described in the prior paragraph is not so announced by 3:00 P.M., New York City time, on the relevant interest calculation date, or if no such auction is held for the relevant week, then the treasury rate will be the bond equivalent yield of the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the specified index maturity, as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Secondary Market".

  -- If the rate described in the prior paragraph does not appear in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, then the treasury rate will be the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the specified index maturity, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "U.S. Government Securities/Treasury Bills/Secondary Market".

  -- If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, the treasury rate will be the bond equivalent yield of the arithmetic mean of the following secondary market bid rates for the issue of treasury bills with a remaining maturity closest to the specified index maturity: the rates bid as of approximately 3:30 P.M., New York City time, on the relevant treasury interest determination date, by three primary U.S. government securities dealers in New York City selected by the calculation agent.

  -- If fewer than three dealers selected by the calculation agent are quoting as described in the prior paragraph, the treasury rate in effect for the new interest period will be the treasury rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

 CMT Rate Notes

   If you purchase a CMT rate note, your note will bear interest at a base rate equal to the CMT rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

   The CMT rate will be the following rate displayed on the designated CMT Telerate page under the heading " . . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.", under the column for the designated CMT index maturity:

  -- if the designated CMT Telerate page is Telerate page 7051, the rate for the relevant interest determination date; or

  -- if the designated CMT Telerate page is Telerate page 7052, the weekly or monthly average, as specified in your pricing supplement, for the week that ends immediately before the week in which the relevant interest determination date falls, or for the month that ends immediately before the month in which the relevant interest determination date falls, as applicable.

   If the CMT rate cannot be determined in this manner, the following procedures will apply:

  -- If the applicable rate described above is not displayed on the relevant designated CMT Telerate page by 3:00 P.M., New York City time, on the relevant interest calculation date, then the CMT rate will be the applicable treasury constant maturity rate described above--i.e., for the designated CMT index maturity and for either the relevant interest determination date or the weekly or monthly average, as applicable--as published in H.15(519).

  -- If the applicable rate described above does not appear in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, then the CMT rate will be the treasury constant maturity rate, or other U.S. treasury rate, for the designated CMT index maturity and with reference to the relevant interest determination date, that:

    -- is published by the Board of Governors of the Federal Reserve
       System, or the U.S. Department of the Treasury; and

    -- is determined by the calculation agent to be comparable to the applicable rate formerly displayed on the designated CMT Telerate page and published in H.15(519).

  -- If the information described in the prior paragraph is not provided by 3:00 P.M., New York City time, on the relevant interest calculation date, then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for the most recently issued treasury notes having an original maturity of approximately the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year, and in a representative amount: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation--or, if there is equality, one of the highest--and the lowest quotation--or, if there is equality, one of the lowest. Treasury notes are direct, non-callable, fixed rate obligations of the U.S. government.

  -- If the calculation agent is unable to obtain three quotations of the kind described in the prior paragraph, the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for treasury notes with an original maturity longer than the designated CMT index maturity, with a remaining term to maturity closest to the designated CMT index maturity and in a representative amount: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation--or, if there is equality, one of the highest--and the lowest quotation--or, if there is equality, one of the lowest. If two treasury notes with an original maturity longer than the designated CMT index maturity have remaining terms to maturity that are equally close to the designated CMT index maturity, the calculation agent will obtain quotations for the treasury note with the shorter remaining term to maturity.

  -- If fewer than five but more than two of these primary dealers are quoting as described in the prior paragraph, then the CMT rate for the relevant interest determination date will be based on the arithmetic mean of the offered rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded.

  -- If two or fewer primary dealers selected by the calculation agent are quoting as described above, the CMT rate in effect for the new interest period will be the CMT rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

 CD Rate Notes

   If you purchase a CD rate note, your note will bear interest at a base rate equal to the CD rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

   The CD rate will be the rate, on the relevant interest determination date, for negotiable U.S. dollar certificates of deposit having the index maturity specified in your pricing supplement, as published in H.15(519) under the heading "CDs (Secondary Market)". If the CD rate cannot be determined in this manner, the following procedures will apply:

  -- If the rate described above does not appear in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, then the CD rate will be the rate, for the relevant interest determination date, described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "CDs (Secondary Market)".

  -- If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, the CD rate will be the arithmetic mean of the following secondary market offered rates for negotiable U.S. dollar certificates of deposit of major U.S. money center banks with a remaining maturity closest to the specified index maturity, and in a representative amount: the rates offered as of 10:00 A.M., New York City time, on the relevant interest determination date, by three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City, as selected by the calculation agent.

  -- If fewer than three dealers selected by the calculation agent are quoting as described above, the CD rate in effect for the new interest period will be the CD rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

 Federal Funds Rate Notes

   If you purchase a federal funds rate note, your note will bear interest at a base rate equal to the federal funds rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

   The federal funds rate will be the rate for U.S. dollar federal funds on the relevant interest determination date, as published in H.15 (519) under the heading "Federal Funds (Effective)", as that rate is displayed on Telerate page 120. If the federal funds rate cannot be determined in this manner, the following procedures will apply:

  -- If the rate described above is not displayed on Telerate page 120 by 3:00 P.M., New York City time, on the relevant interest calculation date, then the federal funds rate, for the relevant interest determination date, will be the rate described above as published in
     H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "Federal Funds (Effective)".

  -- If the rate described above is not displayed on Telerate page 120 and does not appear in H.15(519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, the federal funds rate will be the arithmetic mean of the rates for the last transaction in overnight, U.S. dollar federal funds arranged, before 9:00 A.M., New York City time, on the relevant interest determination date, by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent.

  -- If fewer than three brokers selected by the calculation agent are quoting as described above, the federal funds rate in effect for the new interest period will be the federal funds rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

 11th District Cost of Funds Rate Notes

   If you purchase an 11th district cost of funds rate note, your note will bear interest at a base rate equal to the 11th district cost of funds rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

   The 11th district cost of funds rate will be the rate equal to the monthly weighted average cost of funds for the calendar month immediately before the relevant 11th district interest determination date, as displayed on Telerate page 7058 under the heading "11th District" as of 11:00 A.M., San Francisco time, on that date. If the 11th district cost of funds rate cannot be determined in this manner, the following procedures will apply:

  -- If the rate described above does not appear on Telerate page 7058 on the relevant 11th district interest determination date, then the 11th district cost of funds rate for that date will be the monthly weighted average cost of funds paid by institutions that are members of the Eleventh Federal Home Loan Bank District for the calendar month immediately before the relevant 11th district interest determination date, as most recently announced by the Federal Home Loan Bank of San Francisco as that cost of funds.

  -- If the Federal Home Loan Bank of San Francisco fails to announce the cost of funds described in the prior paragraph on or before the relevant 11th district interest determination date, the 11th district cost of funds rate in effect for the new interest period will be the 11th district cost of funds rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

 Special Rate Calculation Terms

   In this subsection entitled "--Interest Rates", we use several terms that have special meanings relevant to calculating floating interest rates. We define these terms as follows:

   The term "bond equivalent yield" means a yield expressed as a percentage and calculated in accordance with the following formula:

        bond equivalent                      D x N
         yield                 =    ________________________    x    100
                                         360 - (D x M)

where

  -- "D" means the annual rate for treasury bills quoted on a bank discount basis and expressed as a decimal;

  -- "N" means 365 or 366, as the case may be; and

  -- "M" means the actual number of days in the applicable interest reset period.

   The term "business day" means, for any note, a day that meets all the following applicable requirements:

  -- for all notes, is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close;

  -- if the note is a LIBOR note, is also a London business day;

  -- if the note has a specified currency other than U.S. dollars or euros, is also a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in the principal financial center of the country issuing the specified currency; and

  -- if the note is a EURIBOR note or has a specified currency of euros, or is a LIBOR note for which the index currency is euros, is also a euro business day.

   The term "designated CMT index maturity" means the index maturity for a CMT rate note and will be the original period to maturity of a U.S. treasury security--either 1, 2, 3, 5, 7, 10, 20 or 30 years--specified in your pricing supplement. If no such original maturity period is so specified, the designated CMT index maturity will be 2 years.

   The term "designated CMT Telerate page" means the Telerate page specified in your pricing supplement that displays treasury constant maturities as reported in H.15(519). If no Telerate page is so specified, then the applicable page will be Telerate page 7052. If Telerate page 7052 applies but your pricing supplement does not specify whether the weekly or monthly average applies, the weekly average will apply.

   The term "euro business day" means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business.

   The term "euro-zone" means, at any time, the region comprised of the member states of the European Economic and Monetary Union that, as of that time, have adopted a single currency in accordance with the Treaty on European Union of February 1992.

   "H.15(519)" means the weekly statistical release entitled "Statistical Release H.15 (519)", or any successor publication, published by the Board of Governors of the Federal Reserve System.

   "H.15 daily update" means the daily update of H.15(519) available through the worldwide-web site of the Board of Governors of the Federal Reserve System, at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

   The term "index currency" means, with respect to a LIBOR note, the currency specified as such in your pricing supplement. The index currency may be U.S. dollars or any other currency, and will be U.S. dollars unless another currency is specified in your pricing supplement.

   The term "index maturity" means, with respect to a floating rate note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in your pricing supplement.

   "London business day" means any day on which dealings in the relevant index currency are transacted in the London interbank market.

   The term "money market yield" means a yield expressed as a percentage and calculated in accordance with the following formula:

                                          D x 360
                                  ________________________
        money market yield    =        360 - (D x M)         x   100

   where

  -- "D" means the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and

  -- "M" means the actual number of days in the relevant interest reset period.

   The term "principal financial center" means the capital city of the country issuing the specified currency in respect of which payment on your debt security is to be made (or, with respect to the calculation of LIBOR, issuing the specified index currency). However, with respect to U.S. Dollars, Australian Dollars, Deutsche Marks, Dutch Guilders, Italian Lire and Swiss Francs, the principal financial center will be the City of New York, Sydney, Frankfurt, Amsterdam, Milan and Luxembourg, respectively.

   The term "representative amount" means an amount that, in the calculation agent's judgment, is representative of a single transaction in the relevant market at the relevant time.

   "Reuters screen LIBOR page" means the display on the Reuters Monitor Money Rates Service, or any successor service, on the page designated as "LIBOR" or any replacement page or pages on which London interbank rates of major banks for the relevant index currency are displayed.

   "Reuters screen US PRIME 1 page" means the display on the "US PRIME 1" page on the Reuters Monitor Money Rates Service, or any successor service, or any replacement page or pages on that service, for the purpose of displaying prime rates or base lending rates of major U.S. banks.

   "Telerate LIBOR page" means Telerate page 3750 or any replacement page or pages on which London interbank rates of major banks for the relevant index currency are displayed.

   "Telerate page" means the display on Bridge Telerate, Inc., or any successor service, on the page or pages specified in this prospectus supplement or your pricing supplement, or any replacement page or pages on that service.

   If, when we use the terms designated CMT Telerate page, H.15(519), H.15 daily update, Reuters screen LIBOR page, Reuters screen US PRIME 1 page, Telerate LIBOR page or Telerate page, we refer to a particular heading or headings on any of those pages, those references include any successor or replacement heading or headings as determined by the calculation agent.

                             UNITED STATES TAXATION

   Investors should read carefully the description of material United States federal income tax consequences of owning the debt securities under "United States Taxation" in the accompanying prospectus. Commercial paper rate notes, prime rate notes, LIBOR notes, EURIBOR notes, treasury rate notes, CMT rate notes, CD rate notes, federal funds rate notes and 11th district cost of funds rate notes generally will be treated as variable rate notes under the rules described under "United States Taxation--Debt Securities--Payments of Interest--Variable Rate Debt Securities" in the accompanying prospectus.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

   We and, First Union Securities, Inc., ABN AMRO Incorporated, BB&T Capital Markets, a division of Scott & Stringfellow, Inc., SunTrust Equitable Securities Corporation, UBS Warburg LLC and Wachovia Securities, Inc., as the agents, have entered into a distribution agreement with respect to the notes. Subject to certain conditions, the agents have agreed to use their reasonable efforts to solicit purchases of the notes. We have the right to accept offers to purchase notes and may reject any proposed purchase of the notes. The agents may also reject any offer to purchase notes. We will pay the agents a commission on any notes sold through the agents. The commission will range from 0.125% to 0.750% of the principal amount of the notes, depending on the stated maturity of the notes.

   We may also sell notes to the agents who will purchase the notes as principal for their own accounts. In that case, the agents will purchase the notes at a price equal to the issue price specified in your pricing supplement, less a discount. The discount will be specified in the pricing supplement applicable to those notes.

   The agents may resell any notes they purchase as principals to other brokers or dealers at a discount, which may include all or part of the discount the agents received from us. If all the notes are not sold at the initial offering price, the agents may change the offering price and the other selling terms.

   We may also sell notes directly to investors. We will not pay commissions on notes we sell directly.

   The agents, whether acting as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act.

   If the agents sell notes to dealers who resell to investors and the agents pay the dealers all or part of the discount or commission they receive from us, those dealers may also be deemed to be "underwriters" within the meaning of the Securities Act of 1933.

   The purchase price of the notes will be required to be paid in immediately available funds in New York City.

   We may appoint agents, other than or in addition to First Union Securities, Inc., ABN AMRO Incorporated, BB&T Capital Markets, a division of Scott & Stringfellow, Inc., SunTrust Equitable Securities Corporation, UBS Warburg LLC and Wachovia Securities, Inc., with respect to the notes. Any other agents will be named in your pricing supplement and those agents will enter into the distribution agreement referred to above.

   The notes are a new issue of securities and there will be no established trading market for any note before its original issue date. We do not plan to list the notes on a securities exchange or quotation system. We have been advised by First Union Securities, Inc., ABN AMRO Incorporated, BB&T Capital Markets a division of Scott & Stringfellow, Inc., SunTrust Equitable Securities Corporation, UBS Warburg LLC and Wachovia Securities, Inc. that they intend to make a market in the notes. However, neither First Union Securities, Inc., ABN AMRO Incorporated, BB&T Capital Markets, a division of Scott & Stringfellow, Inc., SunTrust Equitable Securities Corporation, UBS Warburg LLC nor Wachovia Securities, Inc. nor any other agent named in your pricing supplement that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

                             VALIDITY OF THE NOTES

   In connection with the commencement of our Series B medium-term note program, the validity of the notes was passed upon for Universal Corporation by Sullivan & Cromwell, Washington, D.C. The opinion of Sullivan & Cromwell was based on assumptions about future actions required to be taken by us and the trustee in connection with the issuance and sale of each note, about the specific terms of each note and about other matters that may affect the validity of the notes but which could not be ascertained on the date of that opinion.

   In connection with particular offerings of the notes in the future, the validity of those notes may be passed upon for Universal Corporation by Sullivan & Cromwell or other counsel. Certain legal matters will be passed upon for the agents by Cahill Gordon & Reindel, New York, New York or other counsel. Sullivan & Cromwell and Cahill Gordon & Reindel will, and such other counsel may, rely as to matters governed by Virginia law on the opinion of George C. Freeman, III, Esq., Assistant Secretary of Universal Corporation or other Virginia counsel to us.

PROSPECTUS

                                  $400,000,000

                        [LOGO OF UNIVERSAL CORPORATION]

                                Debt Securities

   Universal Corporation from time to time may offer to sell debt securities either individually or in units. The total amount of the securities will have an initial aggregate offering price of up to $400,000,000, or the equivalent amount in other currencies, currency units or composite currencies, although we may increase this amount in the future.

   The debt securities will be unsecured and will rank senior in right of payment to all of Universal Corporation's subordinated debt.

   Universal Corporation may offer and sell these securities to or through one or more underwriters, dealers and/or agents on a continuous or delayed basis. The names of such underwriters, dealers and/or agents and any applicable commissions or discounts will be described in a supplement to this prospectus.

   This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus.

   Investing in the debt securities involves risks. See "Risk Factors" beginning on page 6.

   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                       Prospectus dated August 28, 2000.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.....................................................   3

PROSPECTUS SUMMARY........................................................   4

RISK FACTORS..............................................................   6

RATIO OF EARNINGS TO FIXED CHARGES........................................   6

USE OF PROCEEDS...........................................................   7

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER...............................   7

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE...................................  25

CONSIDERATIONS RELATING TO SECURITIES ISSUED IN BEARER FORM...............  30

CONSIDERATIONS RELATING TO INDEXED SECURITIES.............................  34

CONSIDERATIONS RELATING TO SECURITIES LINKED TO A FOREIGN CURRENCY........  36

UNITED STATES TAXATION....................................................  38

PLAN OF DISTRIBUTION......................................................  50

VALIDITY OF THE SECURITIES................................................  52

EXPERTS...................................................................  52

CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE SECURITIES LITIGATION REFORM
 ACT OF 1995..............................................................  52

                             AVAILABLE INFORMATION

   Universal Corporation is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC's Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

   We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of that registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Universal Corporation, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's Internet site.

   The SEC's rules allow us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date of filing those documents. Any reports filed with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

   Universal Corporation incorporates by reference into this prospectus the following documents or information filed with the SEC:

     (1) our Annual Report on Form 10-K for the fiscal year ended June
  30,1999;

     (2) our Quarterly Reports on Form 10-Q for the quarters ended September 30, 1999, December 31, 1999 and March 31, 2000;

     (3) our Current Reports on Form 8-K, dated August 5, 1999, September 20, 1999, October 26, 1999, December 2, 1999, February 3, 2000, February 11, 2000, February 24, 2000, March 17, 2000, March 29, 2000, May 4, 2000, July
  25, 2000 and August 10, 2000 (as amended August 11, 2000); and

     (4) All documents filed by Universal Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering.

   We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents (excluding exhibits unless they are specifically incorporated by reference into such documents) referred to above that have been or may be incorporated by reference into this prospectus. Requests for these copies should be directed to Karen M.L. Whelan, Vice President and Treasurer, Universal Corporation, 1501 North Hamilton Street, Richmond, Virginia 23230, telephone (804) 359-9311.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus as further described above under "Available Information". This summary does not contain all the information that you should consider before investing in the securities being offered by this prospectus. You should read the entire prospectus, the documents incorporated by reference into this prospectus and the prospectus supplement relating to the securities that you propose to buy carefully, especially any description of investment risks that we may include in the prospectus supplement.

                             Universal Corporation

   We are, through our subsidiaries, the world's largest independent leaf tobacco merchant, as well as the leading lumber and building products distributor in Holland. In addition, we are engaged in a number of value-added agri-product enterprises. Since our founding in 1918, tobacco operations have been our principal focus. For the fiscal year ended June 30, 1999, our tobacco operations accounted for 74% of revenues and 85% of operating profits. During that period, our agri-products operations and our lumber and building products operations each accounted for 13% of revenues, and 6% and 9% of operating profits, respectively.

   Universal Corporation was incorporated under the laws of the Commonwealth of Virginia in 1918. We operate in over 33 countries and employ over 30,000 people. Our principal executive offices are located at 1501 North Hamilton Street, Richmond, Virginia 23230, telephone (804) 359-9311.

                         The Securities We Are Offering

Debt Securities

   Our debt securities will be senior in right of payment. For any particular debt series we offer, the applicable prospectus supplement will describe the specific designation; the aggregate principal or face amount and the purchase price; the stated maturity; the redemption terms, if any; the rate or manner of calculating the rate and the payment dates for interest, if any; the amount or manner of calculating the amount payable at maturity and whether that amount may be paid by delivering cash, securities or other property; and any other specific terms. We will issue the debt securities under an indenture between us and The Chase Manhattan Bank (formerly known as Chemical Bank), as trustee.

Book-Entry, Registered Form

   We will issue the securities in book-entry form, unless we specify otherwise in the applicable prospectus supplement, through one or more depositaries, such as The Depository Trust Company, Euroclear or Clearstream, Luxembourg, as described in the applicable prospectus supplement. Each sale of a security in book-entry form will settle in immediately available funds through the depositary, unless otherwise stated. Unless the applicable prospectus supplement says otherwise, we will issue the securities only in registered form, without coupons.

Payment Currencies

   Amounts payable in respect of the securities, including the purchase price, will be payable in United States dollars unless the applicable prospectus supplement says otherwise.

Listing

   If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

Manner of Offering

   When we issue the securities, we may offer them for sale to or through underwriters, dealers and agents or directly to purchasers. The applicable prospectus supplement will include any required information about the firms we use and the discounts or commissions we may pay them for their services.

                                  RISK FACTORS

   Our financial results are affected by a number of risk factors that directly or indirectly affect the tobacco and non-tobacco operations of our business. Some of the factors that may affect our results of operations include:

Tobacco Business

General                       Governmental                  Financial Factors

Competition; Reliance on      Government Efforts to Reduce  Extensions of Credit
Significant Customers         Tobacco Consumption

Market Balance                Political Uncertainties in    Fluctuations in Foreign
                              Foreign Tobacco Operations    Currency

Methods of Purchasing         United States Trade Policies  Exchange Rates
Tobacco

Timing of Customer Shipments  Tax Matters                   Interest Rates

                              Health Issues; Public
                              Sentiment; Industry
                              Litigation

Non-tobacco Business

Lumber and Building Products  Agri-Products

Translation of Foreign        Crop Risks
Currencies

Weather and Other Seasonal    Market Balance
Factors

Local Economies               Governmental Factors

Prices of Lumber Products
and Other Industry Factors

   For a more complete description of these factors, you should refer to our Annual Report on Form 10-K for the fiscal year ended June 30, 1999 under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations--Factors That May Affect Future Results" and our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K which are listed above under "Available Information," all of which are incorporated by reference into this prospectus.

                       RATIO OF EARNINGS TO FIXED CHARGES

   Universal Corporation's consolidated ratios of earnings to fixed charges are incorporated by reference to our (i) Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 or (ii) subsequent to the date of this prospectus, our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be. See "Available Information" above for information about how to obtain a copy of these reports.

                                USE OF PROCEEDS

   Except as may be set forth in a prospectus supplement, we intend to use the net proceeds from the sale of debt securities for general corporate purposes, which may include the repayment of indebtedness, capital expenditures, possible acquisitions and working capital. Pending such use, the net proceeds may be temporarily invested.

                  DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

    Please note that in this section entitled "Description of Debt Securities We May Offer", references to Universal Corporation, "we", "our" and "us" refer only to Universal Corporation and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section entitled "Legal Ownership and Book-Entry Issuance".


Debt Securities Will Be Senior, Unsecured Obligations of Universal Corporation

   We will issue senior debt securities. The debt securities will not be secured by any property or assets of Universal Corporation or its subsidiaries. Thus, by owning a debt security, you are one of our unsecured creditors.

   The debt securities and, in the case of debt securities in bearer form, any coupons to these securities, will constitute part of our senior debt, will be issued under the indenture and will rank equally and ratably with all of our other unsecured and senior debt.

   When we use the terms "debt security" or "debt securities" in this description, we mean the senior debt securities being offered by this prospectus and the applicable prospectus supplement.

The Indenture

   The debt securities are governed by a document called an indenture. The indenture is a contract between us and The Chase Manhattan Bank (formerly known as Chemical Bank), which will initially act as trustee.

   The trustee has two main roles:

  . First, the trustee can enforce your rights against us if we default.
    There are some limitations on the extent to which the trustee can act on your behalf, which we describe later under "--Default, Remedies and Waiver of Default".

  . Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

See "--Our Relationship With the Trustee" below for more information about the trustee.

We May Issue Many Series of Debt Securities

   We may issue as many distinct series of debt securities under the indenture as we wish. This section summarizes terms of the securities that apply generally to all series. In addition to issuing debt securities with terms different from those of debt securities previously issued under the indenture, we may also "reopen" a previous issue of a series of debt securities and issue additional debt securities of that series. Most of the financial and other specific terms of your series will be described in the prospectus supplement to be attached to the front of this prospectus. Those terms may vary from the terms described here.

    As you read this section, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.


   When we refer to a series of debt securities, we mean a series issued under the indenture. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the debt security you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Amounts That We May Issue

   The indenture does not limit the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. We may issue debt securities and other securities in amounts that exceed the total amount specified on the cover of this prospectus, at any time without your consent and without notifying you.

   The indenture and the debt securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the debt securities, except as described under "--Restriction on Liens" and "--Restrictions on Sale and Leaseback Transactions" below.

Principal Amount, Stated Maturity and Maturity

   The principal amount of a debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount. Any debt securities owned by us or any of our affiliates are not deemed to be outstanding.

   The term "stated maturity" with respect to your debt security means the day on which the principal amount of your debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the maturity date.

   We also use the terms "stated maturity" and "maturity" to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the "stated maturity" of that installment.

We Are a Holding Company

   Because our assets consist principally of interests in the subsidiaries through which we conduct our businesses, our cash flow and our consequent ability to service our debt, including the debt securities, are largely dependent upon the cash flow and earnings of our subsidiaries, including certain dividends we receive from some of these subsidiaries. Since we also guarantee many of the obligations of our subsidiaries, any liability we may incur for our subsidiaries' obligations could reduce our assets that are available to satisfy our direct creditors, including investors in the debt securities. Additionally, our right to participate as an equity holder in any distribution of assets of any of our subsidiaries upon the subsidiary's liquidation or otherwise, and thus the ability of our security holders to benefit from the distribution, is junior to creditors of the subsidiary, except to the extent that any claims we may have as a creditor of the subsidiary are recognized.

This Section Is Only a Summary

   The indenture and its associated documents, including your debt security, contain the full legal text of the matters described in this section and your prospectus supplement. We have filed a copy of the indenture with the SEC as an exhibit to our registration statement. See "Available Information" above for information on how to obtain a copy.

   This section and your prospectus supplement summarize material terms of the indenture and your debt security. They do not, however, describe every aspect of the indenture and your debt security. For example, in this section and your prospectus supplement, we use terms that have been given special meaning in the indenture, but we describe the meaning for only the more important of those terms.

Governing Law

   The indenture and the debt securities will be governed by New York law.

Currency of Debt Securities

   Amounts that become due and payable on your debt security may be payable in a currency, composite currency, basket of currencies or currency unit or units specified in your prospectus supplement. We refer to this currency, composite currency, basket of currencies or currency unit or units as a "specified currency". The specified currency for your debt security may be Euro, British pounds Sterling, Swiss Francs, Japanese yen, U.S. dollars or other specified currency as specified in your prospectus supplement. Some debt securities may have different specified currencies for principal and interest. You will have to pay for your debt securities by delivering the requisite amount of the specified currency for the principal to an underwriter or dealer that we name in the prospectus supplement applicable to your debt security, unless other arrangements have been made between you and us or you and that dealer. We will make payments on your debt securities in the specified currency, except as described below in "--Payment Mechanics for Debt Securities in Registered Form". See "Considerations Relating to Securities Linked to a Foreign Currency" for more information about risks of investing in debt securities of this kind.

Form of Debt Securities

   We will issue each debt security in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary's securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry securities below under "Legal Ownership and Book-Entry Issuance".

   In addition, we will generally issue each debt security in registered form, without coupons, unless we specify otherwise in the prospectus supplement applicable to your debt security. If we issue a debt security in bearer form, the provisions described below under "Considerations Relating to Securities Issued in Bearer Form" would apply to that security. As we note in that section, some of the features of the debt securities that we describe in this prospectus may not apply to bearer debt securities.

Types of Debt Securities

   We may issue any of the following three types of senior debt securities:

 Fixed Rate Debt Securities

   A debt security of this type will bear interest at a fixed rate described in the applicable prospectus supplement. This type includes zero coupon debt securities, which bear no interest and are instead issued at a price lower than the principal amount. See "--Original Issue Discount Debt Securities" below for more information about zero coupon and other original issue discount debt securities.

   Each fixed rate debt security, except any zero coupon debt security, will bear interest from its original issue date or from the most recent date to which interest on the debt security has been paid or made available for payment. Interest will accrue on the principal of a fixed rate debt security at the fixed yearly rate stated in the applicable prospectus supplement, until the principal is paid or made available for payment. Each payment of interest due on an interest payment date or the date of maturity will include interest accrued from and including the last date to which interest has been paid, or made available for payment, or from the issue date if none has been paid, or made available for payment, to but excluding the interest payment date or the date of maturity. We will compute interest on fixed rate debt securities on the basis of a 360-day year of twelve 30-day months. We will pay interest on each interest payment date and at maturity as described below under "--Payment Mechanics for Debt Securities in Registered Form".

 Floating Rate Debt Securities

   A debt security of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. If your debt security is a floating rate debt security, the formula and any adjustments that apply to the interest rate will be specified in the prospectus supplement applicable to your debt security.

   Each floating rate debt security will bear interest from its original issue date or from the most recent date to which interest on the debt security has been paid or made available for payment. Interest will accrue on the principal of a floating rate debt security at the yearly rate determined according to the interest rate formula stated in the applicable prospectus supplement, until the principal is paid or made available for payment. We will pay interest on each interest payment date and at maturity as described below under "--Payment Mechanics for Debt Securities in Registered Form".

   Calculation of Interest. Calculations relating to floating rate debt securities will be made by the calculation agent, an institution that we appoint as our agent for this purpose. The prospectus supplement for a particular floating rate debt security will name the institution that we have appointed to act as the calculation agent for that debt security as of its original issue date. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change.

   For each floating rate debt security, the calculation agent will determine, on the corresponding interest calculation or determination date, as described in the applicable prospectus supplement, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period, i.e., the period from and including the original issue date, or the last date to which interest has been paid or made available for payment, to but excluding the payment date. For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face amount of the floating rate debt security by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360 or by the actual number of days in the year, as specified in the applicable prospectus supplement.

   Upon the request of the holder of any floating rate debt security, the calculation agent will provide for that debt security the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent's determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

   All percentages resulting from any calculation relating to a debt security will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point, e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655). All amounts used in or resulting from any calculation relating to a floating rate debt security will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

   In determining the interest rate that applies to a floating rate debt security during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the applicable prospectus supplement. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any underwriter, dealer or agent participating in the distribution of the relevant floating rate debt securities and its affiliates.

 Indexed Debt Securities

   A debt security of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to

  . securities of one or more issuers;

  . one or more currencies;

  . one or more commodities;

  . any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and/or

  . one or more indices or baskets of the items described above.

   If you are a holder of an indexed debt security, you may receive a principal amount at maturity that is greater than or less than the face amount of your debt security depending upon the value of the applicable index at maturity. The value of the applicable index will fluctuate over time.

   An indexed debt security may provide either for cash settlement or for physical settlement by delivery of the underlying property or another property of the type listed above. An indexed debt security may also provide that the form of settlement may be determined at our option or at the holder's option. Some indexed debt securities may be exchangeable, at our option or the holder's option, for securities of an issuer other than Universal Corporation.

   If you purchase an indexed debt security, the prospectus supplement applicable to your debt security will include information about the relevant index, about how amounts that are to become payable will be determined by reference to the price or value of that index and the terms on which the security may be settled physically or in cash. The prospectus supplement will also identify the calculation agent who will calculate the amounts payable with respect to the indexed debt security and may exercise significant discretion in doing so. See "Considerations Relating to Indexed Securities" for more information about risks of investing in debt securities of this type.

Original Issue Discount Debt Securities

   A fixed rate debt security, a floating rate debt security or an indexed debt security may be an original issue discount debt security. A debt security of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable.

Information in the Prospectus Supplement

   Your prospectus supplement will describe the specific terms of your debt security, which will include some or all of the following:

  . any limit on the total principal amount of the debt securities of the same series;

  . the stated maturity;

  . the specified currency or currencies for principal and interest, if not U.S. dollars;

  . the price at which we originally issue your debt security, expressed as a percentage of the principal amount, and the original issue date;

  . any provisions for "reopening" the offering at a later time to offer debt securities having the same terms as your debt security;

  . whether your debt security is a fixed rate debt security, a floating rate debt security or an indexed debt security and also whether it is an original issue discount debt security;

  . if your debt security is a fixed rate debt security, the annual rate at which your debt security will bear interest, if any, and the interest payment dates;

  . if your debt security is a floating rate debt security, the interest rate basis; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; the day count used to calculate interest payments for any period; and the calculation agent;

  . if your debt security is an indexed debt security, the principal amount, if any, we will pay you at maturity, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any, and the terms on which your debt security will be exchangeable for or payable in cash, securities or other property;

  . if your debt security is also an original issue discount debt security, the yield to maturity;

  . if applicable, the circumstances under which your debt security may be redeemed at our option or repaid at your option before the stated maturity and other relevant terms such as the redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

  . the authorized denominations, if other than $1,000 and integral multiples of $1,000;

  . the depositary for your debt security, if other than DTC, and any circumstances under which you may request securities in non-global form, if we choose not to issue your debt security in book-entry form only;

  . if applicable, the circumstances under which we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and whether we can redeem the debt securities if we have to pay additional amounts;

  . if your debt security will be issued in bearer form, any special provisions relating to bearer securities that are not addressed in this prospectus;

  . any specific U.S. federal income tax consideration relating to the debt securities not addressed in this prospectus;

  . the names and duties of any co-trustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for the series of debt securities; and

  . any other terms of your debt security that are consistent with the provisions of the indenture, which other terms could be different from those described in this prospectus.

   The prospectus supplement applicable to your debt security will summarize specific financial and other terms of the debt security, while this prospectus describes terms that apply generally to all the debt securities. Consequently, the terms described in the prospectus supplement applicable to your debt security will supplement those described in this prospectus and, if the terms described there are inconsistent with those described here, the terms described there will be controlling. The terms used in the prospectus supplement applicable to your debt security have the meanings described in this prospectus, unless otherwise specified.

Redemption and Repayment

   Unless otherwise indicated in the prospectus supplement applicable to your debt security, your debt security will not be entitled to the benefit of any sinking fund. This means, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, we will not be entitled to redeem your debt security before its stated maturity unless the prospectus supplement applicable to your debt security specifies a redemption commencement date. You will not be entitled to require us to buy your debt security from you before its stated maturity unless the prospectus supplement applicable to your debt security specifies one or more repayment dates.

   If the prospectus supplement applicable to your debt security specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which may be expressed as a percentage of the principal amount of your debt security. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

   If the prospectus supplement applicable to your debt security specifies a redemption commencement date, your debt security will be redeemable at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed.

   If the prospectus supplement applicable to your debt security specifies a repayment date, your debt security will be repayable at your option on the specified repayment date at the specified repayment price, together with interest accrued to the repayment date.

   If we exercise an option to redeem any debt security, we will give to the trustee and you written notice of the redemption date and the principal amount of the debt security to be redeemed, not less than 30 days nor more than 60 days before the scheduled redemption date. We will give the notice in the manner described below in "--Notices".

   If a debt security represented by a global debt security is subject to repayment at your option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect owners who own beneficial interests in the global debt security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

    Street name and other indirect owners should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.


   We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and Similar Transactions

   We are generally permitted to merge or consolidate with another corporation. We are also permitted to sell substantially all of our assets to another corporation or other entity. With regard to any series of debt securities, however, we may not take any of these actions unless all the following conditions are met:

  . If the successor entity in the transaction is not Universal Corporation, the successor entity must be organized as a corporation, organized and existing under the laws of the United States and must expressly assume our obligations under the debt securities of that series and the indenture.

  . Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing. For this purpose, "default under the debt securities of that series" means an event of default with respect to that series or any event that would be an event of default with respect to that series if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under "--Default, Remedies and Waiver of Default".

  . If, as a result of such transaction, Universal Corporation assets or property would become encumbered in a manner not permitted under the indenture, then the successor entity must take steps to secure the debt securities at least equally or ratably with all other indebtedness secured thereby.

  . After the transaction, Universal Corporation must deliver to the trustee a legal opinion and an officer's certificate certifying compliance with the provisions of the indenture.

   If the conditions described above are satisfied with respect to the debt securities of any series, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell all or substantially all our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell all or substantially all our assets. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of Universal Corporation but in which we do not merge or consolidate and any transaction in which we sell less than substantially all of our assets.

Restriction on Liens

   In the indenture, we promise, with respect to each series of debt securities, that we will not (nor will we permit our most important operating subsidiaries, including Universal Leaf Tobacco Company, Incorporated, to) create or allow any mortgage, lien or encumbrance of any kind upon any of the capital stock or certain important property of these subsidiaries, unless we have concurrently secured all outstanding debt securities issued under the indenture equally and ratably with the obligations that we have secured by those mortgages, liens or encumbrances. There are, however, some exceptions to this restriction that are fully set forth in the indenture and that apply, among other things, to some pre-existing liens, liens between our subsidiaries, liens incurred to enable certain acquisitions, construction, improvement or repairs on property, some liens on assets in favor of federal, state or foreign governmental entities, some statutory or court ordered liens, some tax liens, some liens securing obligations incurred in the ordinary course of business for sums not yet due and liens created to refinance or extend obligations secured by any of the liens described above.

Restrictions on Sale and Leaseback Transactions

   In the indenture, we also promise, with respect to each series of debt securities, that we will not (nor will we permit our most important operating subsidiaries, including Universal Leaf Tobacco Company, Incorporated, to) sell or transfer certain important property more than 120 days after such property is put into full operation, and to thereafter lease back that property for a term of more than three years to use for substantially the same purpose as the property being sold or transferred. There are, however, some exceptions to this restriction that are fully set forth in the indenture and that apply, among other things, to (i) some inter-company sale and leaseback transactions,
(ii) situations where a lien would be permitted under the provisions of "-- Restrictions on Liens" above in an amount equal to the value of such sale and leaseback transaction and (iii) sale and leaseback transactions, where within 180 days, we or the subsidiary applies an amount equal to the greater of the fair value of the property or the actual proceeds from the sale of such property towards the purchase or acquisition of additional assets by one of the important subsidiaries or to the voluntary retirement of certain company or subsidiary debt.

Full Defeasance and Covenant Defeasance

   Unless we say otherwise in the applicable prospectus supplement, the provisions for full defeasance and covenant defeasance described below apply to each debt security as indicated in the applicable prospectus supplement. In general, we expect these provisions to apply to each debt security that has a specified currency of U.S. dollars and is not a floating rate or indexed debt security.

   Full Defeasance. We can legally release ourselves from all payment and other obligations on any debt securities. This is called full defeasance. For us to do so, we must not already be in default under the indenture, nor can such default be imminent, and each of the following must occur:

  . We must deposit in trust for the benefit of all holders of those debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on those debt securities on their various due dates;

  . There must be a change in U.S. federal tax law or an Internal Revenue
    Service ruling that lets us make the above deposit without causing the holders to be taxed on those debt securities any differently than if we did not make the deposit and just repaid those debt securities ourselves. Under current federal tax law, the deposit and our legal release from your debt security would be treated as though we took back your debt security and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on your debt security; and

  . We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

   If we ever fully defease your debt security, you will have to rely solely on the trust deposit for payments on your debt security. You could not look to us for payment in the event of any shortfall.

   Covenant Defeasance. Under current U.S. federal tax law, we can make the same type of deposit described above and be released from the restriction on liens described under "--Restriction on Liens" above and any other restrictive covenants relating to your debt security that may be described in the prospectus supplement applicable to your debt security. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants. In order to achieve covenant defeasance for any debt securities, we must not already be in default under the indenture, nor can such default be imminent, and we must do both of the following:

  . We must deposit in trust for the benefit of the holders of those debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on those debt securities on their various due dates; and

  . We must deliver to the trustee a legal opinion of our counsel and an officer's certificate confirming that under the current U.S. federal income tax law we may make the above deposit without causing the holders to be taxed on those debt securities any differently than if we did not make the deposit and just repaid those debt securities ourselves.

   If we accomplish covenant defeasance with regard to your debt security, the following provisions of the applicable indenture and your debt security would no longer apply:

  . Any covenants that the prospectus supplement applicable to your debt security may state are applicable to your debt security; and

  . The events of default resulting from a breach of covenants, described below in the fourth bullet point under "--Default, Remedies and Waiver of Default--Events of Default".

   If we accomplish covenant defeasance on your debt security, you can still look to us for repayment of your debt security in the event of any shortfall in the trust deposit. You should note, however, that if one of the remaining events of default occurred, such as our bankruptcy, and your debt security became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Default, Remedies and Waiver of Default

   You will have special rights if an event of default with respect to your debt security occurs and is not cured, as described in this subsection.

 Events of Default

   When we refer to an event of default with respect to any series of debt securities, we mean any of the following:

  . We fail to pay the principal or any premium on any debt security of that series on the due date;

  . We do not pay any interest on any debt security of that series when due or within 30 days after the due date;

  . We do not deposit a sinking fund payment with regard to any debt security of that series on the due date, but only if the payment is required under provisions described in the applicable prospectus supplement;

  . We remain in breach of any other covenant we make in the indenture for the benefit of the relevant series, for 60 days after we receive a notice of default stating that we are in breach. The notice must be sent by the trustee or the holders of not less than 10% in principal amount of the relevant series of debt securities;

  . We file for bankruptcy, or other events of bankruptcy, insolvency or reorganization relating to us occur under U.S. federal or state law; or

  . If the prospectus supplement applicable to your debt security states that any additional event of default applies to the series, that event of default occurs.

 Remedies If an Event of Default Occurs

   If an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding securities of that series, or, if any such securities are original issue discount securities, such lesser amount as may be described in an applicable prospectus supplement or prospectus supplements, may declare the entire principal amount of the debt securities of that series to be due immediately. If the event of default occurs because of events in bankruptcy, insolvency or reorganization relating to us, the entire principal amount of the debt securities of that series will be accelerated after the trustee or any holder provides us with written notice.

   Each of the situations described above is called an acceleration of the maturity of the affected series of debt securities. If the maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration for the entire series.

   If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

   Except as described in the prior paragraph, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of all debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to that trustee. These majority holders may also direct the trustee in performing any other action under the indenture with respect to the debt securities of that series.

   Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any debt security, the following must occur:

  . The holder of your debt security must give the trustee written notice that an event of default has occurred, and the event of default must not have been cured or waived.

  . The holders of not less than 25% in principal amount of all debt securities of your series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action.

  . The trustee must not have taken action for 60 days after the above steps have been taken.

  . During those 60 days, the holders of a majority in principal amount of the debt securities of your series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of your series.

   You are entitled at any time, however, to bring a lawsuit for the payment of money due on your debt security on or after its due date.

 Waiver of Default

   The holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all debt securities of that series. If this happens, the default will be treated as if it has not occurred. However, no one can waive a payment default on your debt security without your approval.

    Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity. Book-entry and other indirect owners are described under "Legal Ownership and Book-Entry Issuance".


Modification of the Indenture and Waiver of Covenants

   We are permitted to make certain changes to the indenture and the debt securities of any series issued under the indenture. These changes are described below.

 Changes Requiring Each Holder's Approval

   Some changes cannot be made without the approval of each holder of a debt security affected by the change under the indenture. Here is a list of those types of changes:

  . change the stated maturity for any principal or interest payment on a debt security;

  . reduce the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for a debt security;

  . change any of our obligations to pay additional amounts;

  . impair any right a holder may have to require repayment of its debt security;

  . change the currency of any payment on a debt security other than as permitted by the debt security;

  . change any of our obligations to maintain an office or agency in the places and for the purposes required by the indenture;

  . impair a holder's right to sue for payment of any amount due on its debt security;

  . reduce the percentage in principal amount of the debt securities of any one or more affected series, taken together, the approval of whose holders is needed to change the indenture or those debt securities;

  . reduce the requirements contained in the indenture for quorum or voting;

  . reduce the percentage in principal amount of the debt securities of any one or more affected series, taken separately or together, as the case may be, the consent of whose holders is needed to waive our compliance with the indenture or to waive defaults; and

  . change the provisions of the indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval.

 Changes Not Requiring Approval

   Some changes do not require any approval by holders of the debt securities of an affected series. These changes are limited to clarifications and changes that would not adversely affect the debt securities of that series in any material respect. Nor do we need any approval to make changes that benefit holders of the debt securities, or affect only debt securities to be issued under the indenture after the changes take effect.

   We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of that debt security; we need only obtain any required approvals from the holders of the affected debt securities.

 Changes Requiring Majority Approval

   Any other change to the indenture and the debt securities issued under the indenture would require the following approval:

  . If the change affects only the debt securities of a particular series, it must be approved by the holders of a majority in principal amount of the debt securities of that series.

  . If the change affects the debt securities of more than one series of debt securities issued under the indenture, it must be approved by the holders of a majority in principal amount of all series affected by the change, with the debt securities of all the affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.

   The same majority approval would be required for us to obtain a waiver of any of our covenants in the indenture. Our covenants include the promises we make about merging and putting liens on our interests in our subsidiaries, which we describe above under "--Mergers and Similar Transactions" and "-- Restrictions on Liens". If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security, or in the indenture as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described above in "--Changes Requiring Each Holder's Approval", unless that holder approves the waiver.

    Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or any debt securities or request a waiver.


Special Rules for Action by Holders

   When holders take any action under the indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules.

 Only Outstanding Debt Securities Are Eligible

   Only holders of outstanding debt securities of the applicable series will be eligible to participate in any action by holders of debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a debt security will not be "outstanding" in the following circumstances:

  . if it has been surrendered for cancellation;

  . if we have deposited or set aside, in trust for its holder, money for its payment or redemption;

  . if we have fully defeased it as described above under "--Defeasance and Covenant Defeasance--Full Defeasance"; or

  . if we or one of our affiliates is the beneficial owner.

 Eligible Principal Amount of Some Debt Securities

   In some situations, we may follow special rules in calculating the principal amount of a debt security that is to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a foreign currency, increases over time or is not to be fixed until maturity.

   For any debt security of the kind described below, we will decide how much principal amount to attribute to the debt security as follows:

  . For an original issue discount debt security, we will use the principal amount that would be due and payable on the action date if the maturity of the debt security were accelerated to that date because of a default;

  . For a debt security whose principal amount is not known, we will use any amount that we indicate in the applicable prospectus supplement for that debt security. The principal amount of a debt security may not be known, for example, because it is based on an index that changes from time to time and the principal amount is not to be determined until a later date; or

  . For debt securities with a principal amount denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent, which will be determined as of the date of original issuance of the debt security.

 Determining Record Dates for Action by Holders

   We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time.

Form, Exchange and Transfer of Debt Securities in Registered Form

   If any debt securities cease to be issued in registered global form, they will be issued:

  . only in fully registered form;

  . without interest coupons; and

  . unless we indicate otherwise in the prospectus supplement applicable to your debt security, in denominations of $1,000 and integral multiples of $1,000.

   Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

   Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

   Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder's proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

   If we have designated additional transfer agents for your debt security, they will be named in the prospectus supplement applicable to your debt security. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

   If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

   If a debt security is issued as a registered global debt security, only the depositary, Euroclear and Clearstream, Luxembourg, as applicable, will be entitled to transfer and exchange the debt security as described in this subsection, since it or they will be the sole holder of the debt security.

   The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is exchangeable for a different kind of security, such as one that we have not issued, the rules governing that type of exchange will be described in the applicable prospectus supplement.

Payment Mechanics for Debt Securities in Registered Form

 Who Receives Payment?

   If interest is due on a debt security on an interest payment date, we will pay the interest to the person in whose name the debt security is registered at the close of business on the regular record date relating to the interest payment date as described under "--Payment and Record Dates for Interest" below. If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person entitled to receive the principal of the debt security. If principal or another amount besides interest is due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at a proper place of payment or, in the case of a global debt security, in accordance with the applicable policies of the depositary, Euroclear and Clearstream, Luxembourg, as applicable.

 Payment and Record Dates for Interest

   Unless we specify otherwise in the applicable prospectus supplement, interest on any fixed rate debt security will be payable semiannually on dates to be specified in the applicable prospectus supplement, and at maturity, and the regular record date relating to an interest payment date for any fixed rate debt security will also be specified in the applicable prospectus supplement. The regular record date relating to an interest payment date for any floating rate debt security will be the 15th calendar day before that interest payment date. These record dates will apply regardless of whether a particular record date is a "business day", as defined below. For the purpose of determining the holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.

   Business Day. The term "business day" means, for any debt security, a day that meets all the following applicable requirements:

  . for all debt securities, is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close;

  . if the debt security is a floating rate debt security whose interest rate is based on LIBOR, is also a day on which dealings in the relevant index currency specified in the applicable prospectus supplement are transacted in the London interbank market;

  . if the debt security has a specified currency other than U.S. dollars or euros, is also a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in the principal financial center of the country issuing the specified currency. By "principal financial center," we mean the capital city of the country issuing the specified currency in respect of which payment on the debt security is to be made (or, with respect to the calculation of LIBOR, issuing the specified index currency). However, with respect to U.S. Dollars, Australian Dollars, Deutsche Marks, Dutch Guilders, Italian Lire and Swiss Francs, the principal financial center will be the City of New York, Sydney, Frankfurt, Amsterdam, Milan and Luxembourg, respectively;

  . if the debt security either is a floating rate debt security whose interest rate is based on EURIBOR or has a specified currency of euros, is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business.

 How We Will Make Payments Due in U.S. Dollars

   We will follow the practice described in this subsection when paying amounts due in U.S. dollars. Payments of amounts due in other currencies will be made as described in the next subsection.

   Payments on Global Debt Securities. We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner's right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described in the section entitled "Legal Ownership and Book-Entry Issuance--What Is a Global Security?".

   Payments on Non-Global Debt Securities. We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee's records as of the close of business on the regular record date. We will make all other payments by check to the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds--i.e., funds that become available on the day after the check is cashed.

   Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

    Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.


 How We Will Make Payments Due in Other Currencies

   We will follow the practice described in this subsection when paying amounts that are due in a specified currency other than U.S. dollars.

   Payments on Global Debt Securities. We will make payments on a global debt security in accordance with the applicable policies of the depositary, Euroclear and Clearstream, Luxembourg, as applicable, as in effect from time to time. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities in global form. We understand that these policies, as currently in effect at DTC, are as follows.

   Unless otherwise indicated in the prospectus supplement applicable to your debt security, if you are an indirect owner of global debt securities denominated in a specified currency other than U.S. dollars and if you elect to receive payments in that other currency, you must notify the participant through which your interest in the global debt security is held of your election:

  . on or before the applicable regular record date, in the case of a payment of interest; or

  . on or before the 16th day before the stated maturity, or any redemption or repayment date, in the case of payment of principal or any premium.

   Your participant must, in turn, notify DTC of your election on or before the third DTC business day after that regular record date, in the case of a payment of interest, and on or before the 12th DTC business day prior to the stated maturity, or on the redemption or repayment date if your debt security is redeemed or repaid earlier, in the case of a payment of principal or any premium.

   DTC, in turn, will notify the paying agent of your election in accordance with DTC's procedures.

   If complete instructions are received by the participant and forwarded by the participant to DTC, and by DTC to the paying agent, on or before the dates noted above, the paying agent, in accordance with DTC's instructions, will make the payments to you or your participant by wire transfer of immediately available funds to an account maintained by the payee with a bank located in the country issuing the specified currency or in another jurisdiction acceptable to us and the paying agent.

   If the foregoing steps are not properly completed, we expect DTC to inform the paying agent that payment is to be made in U.S. dollars. In that case, we or our agent will convert the payment to U.S. dollars in the manner described below under "--Conversion to U.S. Dollars". We expect that we or our agent will then make the payment in U.S. dollars to DTC, and that DTC in turn will pass it along to its participants.

    Indirect owners of a global debt security denominated in a currency other than U.S. dollars should consult their banks or brokers for information on how to request payment in the specified currency.

   Payments on Non-Global Debt Securities. Except as described in the last paragraph under this heading, we will make payments on debt securities in non-global form in the applicable specified currency. We will make these payments by wire transfer of immediately available funds to any account that is maintained in the applicable specified currency at a bank designated by the holder and is acceptable to us and the trustee. To designate an account for wire payment, the holder must give the paying agent appropriate wire instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the regular record date. In the case of any other payment, the payment will be made only after the debt security is surrendered to the paying agent. Any instructions, once properly given, will remain in effect unless and until new instructions are properly given in the manner described above.

   If a holder fails to give instructions as described above, we will notify the holder at the address in the trustee's records and will make the payment within five business days after the holder provides appropriate instructions. Any late payment made in these circumstances will be treated under the indenture as if made on the due date, and no interest will accrue on the late payment from the due date to the date paid.

   Although a payment on a debt security in non-global form may be due in a specified currency other than U.S. dollars, we will make the payment in U.S. dollars if the holder asks us to do so. To request U.S. dollar payment, the holder must provide appropriate written notice to the trustee at least five business days before the next due date for which payment in U.S. dollars is requested. In the case of any interest payment due on an interest payment date, the request must be made by the person or entity who is the holder on the regular record date. Any request, once properly made, will remain in effect unless and until revoked by notice properly given in the manner described above.

    Book-entry and other indirect owners of a debt security with a specified currency other than U.S. dollars should contact their banks or brokers for information about how to receive payments in the specified currency or in U.S. dollars.


   Conversion to U.S. Dollars. When we are asked by a holder to make payments in U.S. dollars of an amount due in another currency, either on a global debt security or a non-global debt security as described above, the exchange rate agent described below will calculate the U.S. dollar amount the holder receives in the exchange rate agent's discretion.

   A holder that requests payment in U.S. dollars will bear all associated currency exchange costs, which will be deducted from the payment.

   When the Specified Currency Is Not Available. If we are obligated to make any payment in a specified currency other than U.S. dollars, and the specified currency or any successor currency is not available to us due to circumstances beyond our control--such as the imposition of exchange controls or a disruption in the currency markets--we will be entitled to satisfy our obligation to make the payment in that specified currency by making the payment in U.S. dollars, on the basis of the exchange rate determined by the exchange rate agent described below, in its discretion.

   The foregoing will apply to any debt security, whether in global or non-global form, and to any payment, including a payment at maturity. Any payment made under the circumstances and in a manner described above will not result in a default under any debt security or the applicable indenture.

   The Euro. The euro may be a specified currency for some debt securities. On January 1, 1999, the euro became the legal currency for the 11 member states participating in the European Economic and Monetary Union. During a transition period from January 1, 1999 to December 31, 2001 and for a maximum of six months after December 31, 2001, the former national currencies of these 11 member states will continue to be legal tender in their country of issue, at rates irrevocably fixed on December 31, 1998.

   Exchange Rate Agent. If we issue a debt security in a specified currency other than U.S. dollars, we will appoint a financial institution to act as the exchange rate agent and will name the institution initially appointed when the debt security is originally issued in the applicable prospectus supplement. We may change the exchange rate agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change.

   All determinations made by the exchange rate agent will be in its sole discretion unless we state in the applicable prospectus supplement that any determination requires our approval. In the absence of manifest error, those determinations will be conclusive for all purposes and binding on you and us, without any liability on the part of the exchange rate agent.

 Payment When Offices Are Closed

   If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under any debt security or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day. The term business day has a special meaning, which we describe above under "--Payment and Record Dates for Interest".

 Paying Agent

   We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as the paying agent. We must notify you of changes in the paying agents.

 Unclaimed Payments

   Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment (less any amount we may be obligated to pay to the state of Virginia under Virginia state law) and not to the trustee, any other paying agent or anyone else.

Notices

   Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee's records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

    Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.


Our Relationship With the Trustee

   The Chase Manhattan Bank has provided commercial banking and other services for us and our affiliates in the past and may do so in the future. Among other things, The Chase Manhattan Bank serves as trustee or agent with regard to other debt obligations of Universal Corporation.

                    LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

   In this section, we describe special considerations that will apply to registered securities issued in book-entry form. First we describe the difference between legal ownership and indirect ownership of registered securities. Then we describe special provisions that apply to global securities.

Who is the Legal Owner of a Registered Security?

   Each debt security in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. We refer to those who have debt securities registered in their own names on the books that we or the trustee maintain for this purpose as the "holders" of those securities. These persons are the legal holders of the debt securities. We refer to those who indirectly through others own beneficial interests in debt securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect owners.

 Book-Entry Owners

   We will issue each debt security in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

   Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that security. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the debt securities, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

   As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

 Street Name Owners

   In the future we may terminate a global security or issue debt securities initially in non-global form. In these cases, investors may choose to hold their debt securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

   For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect owners, not holders, of those securities.

 Legal Holders

   Our obligations, as well as the obligations of the trustee and any other third parties employed by us or the trustee, run only to the holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the securities only in global form.

   For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose--e.g., to amend the indenture for a series of debt securities or to relieve us of the consequences of a default, or of our obligation to comply with a particular provision of the indenture--we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

   When we refer to "you" in this prospectus, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to "your securities" in this prospectus, we mean the debt securities in which you will hold a direct or indirect interest.

 Special Considerations for Indirect Owners

   If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

  . how it handles securities payments and notices;

  . whether it imposes fees or charges;

  . how it would handle a request for the holders' consent, if ever required;

  . whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

  . how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

  . if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

What Is a Global Security?

   We will issue each debt security in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or their nominees, which we select. A financial institution that we select for any security for this purpose is called the "depositary" for that security. A security will usually have only one depositary but it may have more.

   Each series of debt securities will have one or more of the following as the depositaries:

  . The Depository Trust Company, New York, New York, which is known as
    "DTC";

  . a financial institution holding the debt securities on behalf of Morgan
    Guaranty Trust Company of New York, acting out of its Brussels, Belgium, office, as operator of the Euroclear system, which is known as "Euroclear";

  . a financial institution holding the securities on behalf of Clearstream
    Banking, societe anonyme, Luxembourg, which is known as "Clearstream, Luxembourg"; and

  . any other clearing system or financial institution named in the applicable prospectus supplement.

   The depositaries named above may also be participants in one another's systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, Luxembourg, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

   A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. The prospectus supplement applicable to your debt security will not indicate whether your debt securities are represented by a master global security.

   A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "--Holder's Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated". As a result of these arrangements, the depositary or its nominee will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose debt security is represented by a global security will not be a holder of the security, but only an indirect owner of a beneficial interest in the global security.

   If the prospectus supplement for a particular debt security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under "--Holder's Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated". If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

 Special Considerations for Global Securities

   As an indirect owner, an investor's rights relating to a global security will be governed by the account rules of the depositary, those of the investor's financial institution (e.g., Euroclear and Clearstream, Luxembourg, if applicable), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

   If debt securities are issued only in the form of a global security, an investor should be aware of the following:

  . An investor cannot cause the debt securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

  . An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the securities, as we describe under "-- Legal Ownership and Book-Entry Issuance" above;

  . An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

  . An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

  . The depositary's policies and those of any participant in the depositary's system or other intermediary (e.g., Euroclear or Clearstream, Luxembourg if DTC is the depositary) through which that institution holds security interests, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. Neither we, nor the trustee, will have any responsibility for any aspect of the depositary's policies or actions or records of ownership interests in a global security. Neither we, nor the trustee, supervise the depositary in any way;

  . The depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

  . Financial institutions that participate in the depositary's book-entry system and through which an investor holds its interest in the global securities (including Euroclear and Clearstream, Luxembourg, if you hold through them when the depositary is DTC) may also have their own policies affecting payments, notices and other matters relating to the debt securities. For example, if you hold an interest in a global security through Euroclear or Clearstream, Luxembourg, when DTC is the depositary, Euroclear or Clearstream, Luxembourg, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions of any of those intermediaries.

   Holder's Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated

   If we issue any series of debt securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner's bank, broker or other financial institution through which that owner holds its beneficial interest in the debt securities.

   In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the debt securities it represented. After that exchange, the choice of whether to hold the debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under "Legal Ownership and Book-Entry Issuance".

   The special situations for termination of a global security are as follows:

  . if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days;

  . if we notify the trustee that we wish to terminate that global security;
    or

  . if an event of default has occurred with regard to the debt securities and has not been cured or waived.

If a global security is terminated, only the depositary, and neither we nor the trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

 Considerations Relating to Euroclear and Clearstream, Luxembourg

   Euroclear and Clearstream, Luxembourg are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

   Euroclear and Clearstream, Luxembourg may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream, Luxembourg may hold interests in the global security as participants in DTC.

   As long as any global security is held by Euroclear or Clearstream, Luxembourg, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream, Luxembourg. If Euroclear or Clearstream, Luxembourg is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

   Payments, notices and other communications or deliveries relating to the securities made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC's rules and procedures.

 Special Timing Considerations for Transactions in Euroclear and Clearstream, Luxembourg

   Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, notices and other communications and deliveries involving any debt securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

   In addition, because of time-zone differences, U.S. investors who hold their interests in the debt securities through these systems, and wish to transfer their interests, or to receive or make a payment or delivery with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

          CONSIDERATIONS RELATING TO SECURITIES ISSUED IN BEARER FORM

   If we issue debt securities in bearer, rather than registered form, those securities will be subject to special provisions described in this section.

Temporary and Permanent Bearer Global Securities

   If we issue debt securities in bearer form, all securities of the same series and kind will initially be represented by a temporary bearer global security, which we will deposit with a common depositary for Euroclear and Clearstream, Luxembourg. Euroclear and Clearstream, Luxembourg will credit the account of each of their subscribers with the amount of debt securities the subscriber purchases. We will promise to exchange the temporary bearer global security for a permanent bearer global security, which we will deliver to the common depositary upon the later of the following two dates:

  . the date that is 40 days after the later of (a) the completion of the distribution of the securities as determined by the underwriter, dealer or agent and (b) the closing date for the sale of the securities by us; we may extend this date as described below under "--Extensions for Further Issuances"; and

  . the date on which Euroclear and Clearstream, Luxembourg provide us or our agent with the necessary tax certificates described below under "--U.S. Tax Certificate Required".

   Unless we say otherwise in the applicable prospectus supplement, owners of beneficial interests in a permanent bearer global security will be able to exchange those interests at their option, in whole but not in part, for:

  . non-global securities in bearer form with interest coupons attached, if applicable; or

  . non-global securities in registered form without coupons attached.

A beneficial owner will be able to make this exchange by giving us or our designated agent 60 days' prior written notice in accordance with the terms of the debt securities.

 Extensions for Further Issuances

   Without the consent of the trustee, any holders or any other person, we may issue additional debt securities identical to a prior issue from time to time. If we issue additional securities before the date on which we would otherwise be required to exchange the temporary bearer global security representing the prior issue for a permanent bearer global security as described above, that date will be extended until the 40th day after the completion of the distribution and the closing, whichever is later, for the additional debt securities. Extensions of this kind may be repeated if we sell additional identical securities. As a result of these extensions, those who own beneficial interests in the global bearer securities may be unable to resell their interests into the United States or to or for the account or benefit of a U.S. person until the 40th day after the additional debt securities have been distributed and sold.

U.S. Tax Certificate Required

   We will not pay or deliver interest or other amounts in respect of any portion of a temporary bearer global security unless and until Euroclear or Clearstream, Luxembourg delivers to us or our agent a tax certificate with regard to the owners of the beneficial interests in that portion of the global security. Also, we will not exchange any portion of a temporary global bearer security for a permanent bearer global security unless and until we receive from Euroclear or Clearstream, Luxembourg a tax certificate with regard to the owners of the beneficial interests in that portion to be exchanged. In each case, this tax certificate must state that each of the relevant owners:

  . is not a United States person, as defined below under "--Limitations on Issuance of Bearer Securities";

  . is a foreign branch of a United States financial institution purchasing for its own account or for resale, or is a United States person who acquired the security through a financial institution of this kind and who holds the security through that financial institution on the date of certification, provided in either case that the financial institution provides a certificate to us or the distributor selling the debt security to it stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the U.S. Treasury Regulations under that Section; or

  . is a financial institution holding for purposes of resale during the "restricted period", as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7). A financial institution of this kind, whether or not it is also described in either of the two preceding bullet points, must certify that it has not acquired the debt security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

The tax certificate must be signed by an authorized person satisfactory to us.

    No one who owns an interest in a temporary bearer global security will receive payment or delivery of any amount or property in respect of its interest, and will not be permitted to exchange its interest for an interest in a permanent bearer global security or a security in any other form, unless and until we or our agent have received the required tax certificate on its behalf.


Special requirements and restrictions imposed by United States federal tax laws and regulations will apply to bearer debt securities. We describe these below under "--Limitations on Issuance of Bearer Debt Securities."

Legal Ownership of Bearer Securities

   Securities in bearer form will not be registered in any name. Whoever is the bearer of the certificate representing a security in bearer form is the legal owner of that security. Legal title and ownership of bearer securities will pass by delivery of the certificates representing the securities. Thus, when we use the term "holder" in this prospectus with regard to bearer securities, we mean the bearer of those securities.

   The common depositary for Euroclear and Clearstream, Luxembourg will be the bearer, and thus the holder and legal owner, of both the temporary and permanent bearer global securities described above. Investors in those debt securities will own beneficial interests in the securities represented by those global securities; they will be only indirect owners, not holders or legal owners, of the securities.

   As long as the common depositary is the bearer of any bearer security in global form, the common depositary will be considered the sole legal owner and holder of the debt securities represented by the bearer security in global form. Ownership of beneficial interests in any bearer security in global form will be shown on records maintained by Euroclear or Clearstream, Luxembourg, as applicable, by the common depositary on their behalf and by the direct and indirect participants in their systems, and ownership interests can be held and transferred only through those records. We will pay any amounts owing with respect to a bearer global security only to the common depositary.

   Neither we, the trustee nor any agent will recognize any owner of beneficial interests as a holder. Nor will we, the trustee or any agent have any responsibility for the ownership records or practices of Euroclear or Clearstream, Luxembourg, the common depositary or any direct or indirect participants in those systems or for any payments, transfers, deliveries, communications or other transactions within those systems, all of which will be subject to the rules and procedures of those systems and participants. If you own a beneficial interest in a global bearer security, you must look only to Euroclear or Clearstream, Luxembourg, and to their direct and indirect participants through which you hold your interest, for your ownership rights. You should read the section entitled "Legal Ownership and Book-Entry Issuance" for more information about holding interests through Euroclear and Clearstream, Luxembourg.

Payment and Exchange of Non-Global Bearer Securities

   Payments and deliveries owing on non-global bearer securities will be made, in the case of interest payments, only to the holder of the relevant coupon after the coupon is surrendered to the paying agent. In all other cases, payments will be made only to the holder of the certificate representing the relevant security after the certificate is surrendered to the paying agent.

   Non-global bearer securities, with all unmatured coupons relating to the securities, if any, may be exchanged for a like aggregate amount of non-global bearer or registered securities of like kind. Non-global registered securities may be exchanged for a like aggregate amount of non-global registered securities of like kind, as described above in the sections on the different types of securities we may offer. However, we will not issue bearer securities in exchange for any registered securities.

   Replacement certificates and coupons for non-global bearer securities will not be issued in lieu of any lost, stolen or destroyed certificates and coupons unless we and our transfer agent receive evidence of the loss, theft or destruction, and an indemnity against liabilities, satisfactory to us and our agent. Upon redemption or any other settlement before the stated maturity or expiration, as well as upon any exchange, of a non-global bearer security, the holder will be required to surrender all unmatured coupons to us or our designated agent. If any unmatured coupons are not surrendered, we or our agent may deduct the amount of interest relating to those coupons from the amount otherwise payable or we or our agent may demand an indemnity against liabilities satisfactory to us and our agent.

   We may make payments, deliveries and exchanges in respect of bearer Securities in global form in any manner acceptable to us and the depositary.

Notices

   If we are required to give notice to the holders of bearer securities, we will do so by publication in a daily newspaper of general circulation in a city in Western Europe. The term "daily newspaper" means a newspaper that is published on each day, other than a Saturday, Sunday or holiday, in the relevant city. If the bearer securities are listed on the Luxembourg Stock Exchange and its rules so require, that city will be Luxembourg and that newspaper will be the Luxemburger Wort, unless publication in that newspaper is impractical. A notice of this kind will be presumed to have been received on the date it is first published. If we cannot give notice as described in this paragraph because the publication of any newspaper is suspended or it is otherwise impractical to publish the notice, then we will give notice in another form. That alternate form of notice will be deemed to be sufficient notice to each holder. Neither the failure to give notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

   We may give any required notice with regard to bearer securities in global form to the common depositary for the securities, in accordance with its applicable procedures. If these provisions do not require that notice be given by publication in a newspaper, we may omit giving notice by publication.

Limitations on Issuance of Bearer Securities

   In compliance with United States federal income tax laws and regulations, bearer securities, including bearer securities in global form, will not be offered, sold, resold or delivered, directly or indirectly, in the United States or its possessions or to United States persons, as defined below, except as otherwise permitted by U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D). Any underwriters, dealers or agents participating in the offerings of bearer securities, directly or indirectly, must agree that they will not, in connection with the original issuance of any bearer securities, or under the restricted period applicable under Treasury Regulations cited earlier, offer, sell, resell or deliver, directly or indirectly, any bearer debt securities in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury Regulations described above. In addition, any underwriters, dealers or agents must have procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling bearer securities are aware of the above restrictions on the offering, sale, resale or delivery of bearer securities.

   We will make payments on bearer securities only outside the United States and its possessions except as permitted by the applicable Treasury regulations described above.

   Bearer securities and any coupons will bear the following legend:

     "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j)and 1287(a) of the Internal Revenue Code."

   The sections referred to in this legend provide that, with exceptions, a United States person will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on the sale, exchange or redemption of that bearer security or coupon.

   As used in this subsection entitled "--Limitations on Issuance of Bearer Securities", the term "bearer securities" includes bearer securities that are part of units. As used in this section entitled "Considerations Relating to Securities Issued in Bearer Form", "United States person" means:

  . a citizen or resident of the United States for United States federal income tax purposes;

  . a corporation or partnership, including an entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

  . an estate the income of which is subject to United States federal income taxation regardless of its source; or

  . a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

"United States" means the United States of America, including the States and the District of Columbia, and "possessions" of the United States including Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

                 CONSIDERATIONS RELATING TO INDEXED SECURITIES

   We use the term "indexed securities" to mean debt securities, whose value is linked to an underlying asset or index, as well as units that include any debt security, warrant or purchase contract of this kind. Indexed securities may present a high level of risk, and investors in certain indexed securities may lose their entire investment. In addition, the treatment of indexed securities for U.S. federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular indexed security. Thus, if you propose to invest in indexed securities, you should independently evaluate the federal income tax consequences of purchasing an indexed security that apply in your particular circumstances. You should also read "United States Taxation" for a discussion of U.S. tax matters.

 Investors in Indexed Securities Could Lose Principal or Interest

   The principal amount of an indexed debt security payable at maturity, and/or the amount of interest payable on an indexed debt security on an interest payment date, will be determined by reference to the price or value of one or more securities of one or more issuers, currencies, commodities, any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, and/or one or more indices or baskets of any of these items. We refer to each of these as an "index". The direction and magnitude of the change in the value of the relevant index will determine the principal amount of an indexed debt security payable at maturity and/or the amount of interest payable on an indexed debt security on an interest payment date. The terms of a particular indexed debt security may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. Thus, if you purchase an indexed security, you may lose all or a portion of the principal you invest and may receive no interest on your investment.

 The Issuer of a Security or Currency that Serves as an Index Could Take Actions that May Adversely Affect an Indexed Security

   The issuer of a security that serves as an index or part of an index for an indexed debt security will have no involvement in the offer and sale of the indexed security and no obligations to the holder of the indexed security. The issuer may take actions, such as a merger or sale of assets, without regard to the interests of the holder. Any of these actions could adversely affect the value of a debt security indexed to that security or to an index of which that security is a component.

   If the index for an indexed security includes a non-dollar currency or other asset denominated in a non-dollar currency, the government that issues that currency will also have no involvement in the offer and sale of the indexed security and no obligations to the holder of the indexed security. That government may take actions that could adversely affect the value of the security. See "Considerations Relating to Securities Linked to a Foreign Currency--Government Policy Can Adversely Affect Currency Exchange Rates and an Investment in a Non-Dollar Security" for more information about these kinds of government actions.

 An Indexed Security May Be Linked to a Volatile Index, Which Could Hurt Your Investment

   Some indices are highly volatile, which means that their value may change significantly, up or down, over a short period of time. The amount of principal or interest that can be expected to become payable on an indexed security may vary substantially from time to time. Because the amounts payable with respect to an indexed security are generally calculated based on the value of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the indexed security may be adversely affected by a fluctuation in the level of the relevant index.

   The volatility of an index may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets. Any of these events or activities could adversely affect the value of an indexed security.

 An Index to Which a Security Is Linked Could Be Changed or Become Unavailable

   Some indices compiled by us or our affiliates or third parties may consist of or refer to several or many different securities, commodities or currencies or other instruments or measures. The compiler of such an index typically reserves the right to alter the composition of the index and the manner in which the value of the index is calculated. An alteration may result in a decrease in the value of or return on an indexed security that is linked to the index. The indices for our indexed securities may include published indices of this kind or customized indices developed by us or our affiliates in connection with particular issues of indexed securities.

   A published index may become unavailable, or a customized index may become impossible to calculate in the normal manner, due to events such as war, natural disasters, cessation of publication of the index or a suspension or disruption of trading in one or more securities, commodities or currencies or other instruments or measures on which the index is based. If an index becomes unavailable or impossible to calculate in the normal manner, the terms of a particular indexed security may allow us to delay determining the amount payable as principal or interest on an indexed debt security, or we may use an alternative method to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that any alternative method of valuation we use will produce a value identical to the value that the actual index would produce. If we use an alternative method of valuation for a debt security linked to an index of this kind, the value of the security, or the rate of return on it, may be lower than it otherwise would be.

   Some indexed securities are linked to indices that are not commonly used or that have been developed only recently. The lack of a trading history may make it difficult to anticipate the volatility or other risks associated with an indexed security of this kind. In addition, trading in these indices or their underlying stocks, commodities or currencies or other instruments or measures, or options or futures contracts on these stocks, commodities or currencies or other instruments or measures, may be limited, which could increase their volatility and decrease the value of the related indexed securities or the rates of return on them.

 Information About Indices May Not Be Indicative of Future Performance

   If we issue an indexed security, we may include historical information about the relevant index in the applicable prospectus supplement. Any information about indices that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in the relevant index that may occur in the future.

       CONSIDERATIONS RELATING TO SECURITIES LINKED TO A FOREIGN CURRENCY

   If you intend to invest in a debt security whose principal and/or interest is payable in a currency other than U.S. dollars, you should consult your own financial and legal advisors as to the currency risks entailed by your investment. Securities of this kind are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions.

   The information in this prospectus is directed primarily to investors who are U.S. residents. Investors who are not U.S. residents should consult their own financial and legal advisors about currency-related risks particular to their investment.

 An Investment in a Non-Dollar Security Involves Currency-Related Risks

   An investment in a debt security with a specified currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security payable solely in U.S. dollars. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and the various non-dollar currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls or other conditions by either the U.S. or non-U.S. governments. These risks generally depend on factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies in the global markets.

 Changes in Currency Exchange Rates Can Be Volatile and Unpredictable

   Rates of exchange between the U.S. dollar and many other currencies have been highly volatile, and this volatility may continue and perhaps spread to other currencies in the future. Fluctuations in currency exchange rates could adversely affect an investment in a security denominated in a specified currency other than U.S. dollars. Depreciation of the specified currency against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent value of payments on the security, including the principal payable at maturity or settlement value payable upon exercise. That in turn could cause the market value of the security to fall. Depreciation of the specified currency against the U.S. dollar could result in a loss to the investor on a U.S. dollar basis.

 Government Policy Can Adversely Affect Currency Exchange Rates and an Investment in a Non-Dollar Security

   Currency exchange rates can either float or be fixed by sovereign governments. From time to time, governments use a variety of techniques, such as intervention by a country's central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing non-U.S. dollar-denominated securities is that their U.S. dollar-equivalent yields or payouts could be significantly and unpredictably affected by governmental actions. Even in the absence of governmental action directly affecting currency exchange rates, political or economic developments in the country issuing the specified currency for a non-dollar security or elsewhere could lead to significant and sudden changes in the exchange rate between the dollar and the specified currency. These changes could affect the U.S. dollar-equivalent value of the security as participants in the global currency markets move to buy or sell the specified currency or U.S. dollars in reaction to these developments.

   Governments have imposed from time to time and may in the future impose exchange controls or other conditions with respect to the exchange or transfer of a specified currency that could affect exchange rates as well as the availability of a specified currency for a security at its maturity or on any other payment date. In addition, the ability of a holder to move currency freely out of the country in which payment in the currency is received or to convert the currency at a freely determined market rate could be limited by governmental actions.

 Non-Dollar Securities Will Permit Us to Make Payments in Dollars or Delay Payment If We Are Unable to Obtain the Specified Currency

   Securities payable in a currency other than U.S. dollars will provide that, if the other currency is subject to convertibility, transferability, market disruption or other conditions affecting its availability at or about the time when a payment on the securities comes due because of circumstances beyond our control, we will be entitled to make the payment in U.S. dollars or delay making the payment. These circumstances could include the imposition of exchange controls or our inability to obtain the other currency because of a disruption in the currency markets. If we made payment in U.S. dollars, the exchange rate we would use would be determined in the manner described under "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities in Registered Form--How We Will Make Payments Due in Other Currencies--When the Specified Currency Is Not Available". A determination of this kind may be based on limited information and would involve significant discretion on the part of our foreign exchange rate agent. As a result, the value of the payment in dollars an investor would receive on the payment date may be less than the value of the payment the investor would have received in the other currency if it had been available and may be zero. In addition, a government may impose extraordinary taxes on transfers of a currency. If that happens, we will be entitled to deduct these taxes from any payment on securities payable in that currency.

 We Will Not Adjust Non-Dollar Securities to Compensate for Changes in Currency Exchange Rates

   Except as described above, we will not make any adjustment or change in the terms of a debt security payable in a currency other than U.S. dollars in the event of any change in exchange rates for that currency, whether in the event of any devaluation, revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting that currency, the U.S. dollar or any other currency. Consequently, investors in non-dollar debt securities will bear the risk that their investment may be adversely affected by these types of events.

 In a Lawsuit for Payment on a Non-Dollar Security, an Investor May Bear Currency Exchange Risk

   Our debt securities will be governed by New York law. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a security denominated in a currency other than U.S. dollars would be required to render the judgment in the specified currency; however, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on a security denominated in a currency other than U.S. dollars, investors would bear currency exchange risk until judgment is entered, which could be a long time.

   In courts outside of New York, investors may not be able to obtain judgment in a specified currency other than U.S. dollars. For example, a judgment for money in an action based on a non-dollar security in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the currency in which any particular security is denominated into U.S. dollars will depend upon various factors, including which court renders the judgment.

 Information About Exchange Rates May Not Be Indicative of Future Performance

   If we issue a debt security denominated in a specified currency other than U.S. dollars, we may include in the applicable prospectus supplement a currency supplement that provides information about historical exchange rates for the specified currency. Any information about exchange rates that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in currency exchange rates that may occur in the future. That rate will likely differ from the exchange rate used under the terms that apply to a particular debt security.

                             UNITED STATES TAXATION

   This section describes the material United States federal income tax consequences of owning the debt securities we are offering. It is the opinion of Sullivan & Cromwell, special tax counsel to Universal Corporation. It applies to you only if you acquire debt securities in the offering or offerings contemplated by this prospectus and you hold your debt securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

  . a dealer in securities or currencies,

  . a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

  . a bank,

  . a life insurance company,

  . a tax-exempt organization,

  . a person that owns debt securities that are a hedge or that are hedged against interest rate or currency risks,

  . a person that owns debt securities as part of a straddle or conversion transaction for tax purposes, or

  . a person whose functional currency for tax purposes is not the U.S.
    dollar.

This section deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement or pricing supplement. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

    Please consult your own tax advisor concerning the consequences of owning these debt securities in your particular circumstances under the Code and the laws of any other taxing jurisdiction.


United States Holders

   This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a debt security and you are:

  . a citizen or resident of the United States,

  . a domestic corporation,

  . an estate whose income is subject to United States federal income tax regardless of its source, or

  . a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to "United States Alien Holders" below.

 Payments of Interest

   Except as described below in the case of interest on a discount debt security that is not qualified stated interest each as defined below under "-- Original Issue Discount--General", you will be taxed on any interest on your debt security, whether payable in U.S. dollars or a foreign currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

   Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

   Accrual Basis Taxpayers. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

   If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

   When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your debt security, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

 Original Issue Discount

   General. If you own a debt security, other than a short-term debt security with a term of one year or less, it will be treated as a discount debt security issued at an original issue discount if the amount by which the debt security's stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a debt security's issue price will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. A debt security's stated redemption price at maturity is the total of all payments provided by the debt security that are not payments of qualified stated interest. Generally, an interest payment on a debt security is qualified stated interest if it is one of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the debt security. There are special rules for variable rate debt securities that are discussed under "--Variable Rate Debt Securities".

   In general, your debt security is not a discount debt security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your debt security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your debt security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the debt security, unless you make the election described below under "--Election to Treat All Interest as Original Issue Discount". You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security's de minimis original issue discount by a fraction equal to:

  . the amount of the principal payment made divided by:

  . the stated principal amount of the debt security.

   Generally, if your discount debt security matures more than one year from its date of issue, you must include original issue discount in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your debt security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount debt security for each day during the taxable year or portion of the taxable year that you hold your discount debt security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount debt security and you may vary the length of each accrual period over the term of your discount debt security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount debt security must occur on either the first or final day of an accrual period.

   You can determine the amount of OID allocable to an accrual period by:

  . multiplying your discount debt security's adjusted issue price at the beginning of the accrual period by your debt security's yield to maturity, and then

  . subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

You must determine the discount debt security's yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount debt security's adjusted issue price at the beginning of any accrual period by:

  . adding your discount debt security's issue price and any accrued OID for each prior accrual period, and then

  . subtracting any payments previously made on your discount debt security that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount debt security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

   The amount of OID allocable to the final accrual period is equal to the difference between:

  . the amount payable at the maturity of your debt security, other than any payment of qualified stated interest, and

  . your debt security's adjusted issue price as of the beginning of the final accrual period.

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

   Acquisition Premium. If you purchase your debt security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your debt security after the purchase date but is greater than the amount of your debt security's adjusted issue price, as determined above under "--General", the excess is acquisition premium. If you do not make the election described below under "--Election to Treat All Interest as Original Issue Discount", then you must reduce the daily portions of OID by an amount equal to:

  . the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of the debt security divided by:

  . the excess of the sum of all amounts payable, other than qualified stated interest, on the debt security after the purchase date over the debt security's adjusted issue price.

   Market Discount. You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount, and your debt security will be a market discount debt security if:

  . you purchase your debt security for less than its issue price as determined above under "--General" and

  . the difference between the debt security's stated redemption price at maturity or, in the case of a discount debt security, the debt security's revised issue price, and the price you paid for your debt security is equal to or greater than of 1 percent of your debt security's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security's maturity. To determine the revised issue price of your debt security for these purposes, you generally add any OID that has accrued on your debt security to its issue price.

   If your debt security's stated redemption price at maturity or, in the case of a discount debt security, its revised issue price, does not exceed the price you paid for the debt security by 1/4 of 1 percent multiplied by the number of complete years to the debt security's maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

   You must treat any gain you recognize on the maturity or disposition of your market discount debt security as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount debt security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.

   You will accrue market discount on your market discount debt security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the debt security with respect to which it is made and you may not revoke it.

   If you are an accrual-basis taxpayer, you should be aware that legislation has been proposed that would require you to include market discount in income currently over the life of your debt security, subject to certain limitations. We do not yet know whether any such proposal will be enacted or when it will become effective if enacted.

   Pre-Issuance Accrued Interest. An election may be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:

  . a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest,

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

  . the first stated interest payment on your debt security is to be made within one year of your debt security's issue date, and

  . the payment will equal or exceed the amount of pre-issuance accrued interest.

   If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.

   Debt Securities Subject to Contingencies Including Optional Redemption. Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

  . the timing and amounts of the payments that comprise each payment schedule are known as of the issue date and

  . one of such schedules is significantly more likely than not to occur. If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement or pricing supplement.

   Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

  . in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security and

  . in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

   If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your debt security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security's adjusted issue price on that date.

   Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above under "--General", with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under "--Debt Securities Purchased at a Premium", or acquisition premium.

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

   If you make this election for your debt security, then, when you apply the constant-yield method:

  . the issue price of your debt security will equal your cost,

  . the issue date of your debt security will be the date you acquired it, and

  . no payments on your debt security will be treated as payments of qualified stated interest.

Generally, this election will apply only to the debt security for which you make it; however, if the debt security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount debt security, you will be treated as having made the election discussed above under "Market Discount" to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the Internal Revenue Service.

 Variable Rate Debt Securities

   Your debt security will be a variable rate debt security if:

  . your debt security's issue price does not exceed the total noncontingent principal payments by more than the lesser of:

   1. .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

   2.  15 percent of the total noncontingent principal payments; and

  . your debt security provides for stated interest, compounded or paid at least annually, only at:

   1.  one or more qualified floating rates,

   2.  a single fixed rate and one or more qualified floating rates,

   3.  a single objective rate, or

   4. a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your debt security will have a variable rate that is a qualified floating rate if:

  . variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

  . the rate is equal to such a rate multiplied by either:

   1.  a fixed multiple that is greater than 0.65 but not more than 1.35 or

   2. a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

  . the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

   If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

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

   Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

   Your debt security will have a variable rate that is a single objective rate if:

  . the rate is not a qualified floating rate,

  . the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party, and

  . the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

   Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security's term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security's term.

   An objective rate as described above is a qualified inverse floating rate if:

  . the rate is equal to a fixed rate minus a qualified floating rate and

  . the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

   Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

  . the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points or

  . the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

   In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your debt security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

   If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your debt security by:

  . determining a fixed rate substitute for each variable rate provided under your variable rate debt security,

  . constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above,

  . determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and

  . adjusting for actual variable rates during the applicable accrual period.

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

When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

   If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

 Short-Term Debt Securities

   In general, if you are an individual or other cash basis United States holder of a short-term debt security, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so. However, you may be required to include any stated interest in income as you receive it. If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.

   When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security's stated redemption price at maturity.

 Foreign Currency Discount Debt Securities

   If your discount debt security is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount debt security in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under "--United States Holders". You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your debt security.

 Debt Securities Purchased at a Premium

   If you purchase your debt security for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your debt security by the amount of amortizable bond premium allocable to that year, based on your debt security's yield to maturity. If your debt security is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your debt security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also "--Original Issue Discount--Election to Treat All Interest as Original Issue Discount".

 Purchase, Sale and Retirement of the Debt Securities

   Your tax basis in your debt security will generally be the U.S. dollar cost, as defined below, of your debt security, adjusted by:

  . adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your debt security, and then

  . subtracting any payments on your debt security that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your debt security.

If you purchase your debt security with foreign currency, the U.S. dollar cost of your debt security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your debt security is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your debt security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

   You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your debt security. If your debt security is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on:

  .the date payment is received, if you are a cash basis taxpayer and the debt securities are not traded on an established securities market, as defined in the applicable Treasury regulations,

  .the date of disposition, if you are an accrual basis taxpayer, or

  .the settlement date for the sale, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and the debt securities are traded on an established securities market, as defined in the applicable Treasury regulations.

You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

  . described above under "--Original Issue Discount--Short-Term Debt
    Securities" or "--Market Discount",

  . attributable to accrued but unpaid interest,

  . the rules governing contingent payment obligations apply, or

  . attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% where the property is held more than one year.

   You must treat any portion of the gain or loss that you recognize on the sale or retirement of a debt security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

 Exchange of Amounts in Other Than U.S. Dollars

   If you receive foreign currency as interest on your debt security or on the sale or retirement of your debt security, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase debt securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

 Indexed and Other Debt Securities

   The applicable prospectus supplement or pricing supplement will discuss any special United States federal income tax rules with respect to debt securities the payments on which are determined by reference to any index and other debt securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate debt securities.

United States Alien Holders

   This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a debt security and are, for United States federal income tax purposes:

  . a nonresident alien individual,

  . a foreign corporation,

  . a foreign partnership, or

  . an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security.

If you are a United States holder, this section does not apply to you.

   This discussion assumes that the debt security or coupon is not subject to the rules of Section 871(h)(4)(A) of the Internal Revenue Code, relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

   Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a debt security or coupon:

  . we and other payors will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest, including OID, to you if, in the case of interest:

   1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Universal Corporation entitled to vote,

   2. you are not a controlled foreign corporation that is related to Universal Corporation through stock ownership, and in the case of a debt security other than a bearer debt security:

     a. you certify to us or a U.S. payor, under penalties of perjury, that you are not a United States holder and provide your name and address, or

     b. a non-U.S. securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the debt security certifies to us or a U.S. payor, under penalties of perjury, that a similar statement has been received from you by it or by a similar financial institution between it and you and furnishes the payor with a copy thereof,

   3. in the case of a bearer debt security, the debt security is offered, sold and delivered in compliance with the restrictions described above under "Considerations Relating to Securities Issued in Bearer Form-- Limitations on Issuance of Bearer Debt Securities" and payments on the debt security are made in accordance with the procedures described therein, and

  . no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your debt security or coupon.

   Further, a debt security or coupon held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:

  . the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Universal Corporation entitled to vote at the time of death and

  . the income on the debt security would not have been effectively connected with a United States trade or business of the decedent at the same time.

   If you receive a payment after December 31, 2000, recently finalized Treasury regulations will apply. Under these final withholding regulations, after December 31, 2000, you may use an alternative method to satisfy the certification requirement described above. Additionally, if you are a partner in a foreign partnership, after December 31, 2000, you, in addition to the foreign partnership, must provide the certification described above and the partnership must provide certain information. The Internal Revenue Service will apply a look-through rule in the case of tiered partnerships.

Backup Withholding and Information Reporting

 United States Holders

   In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your debt security, and the accrual of OID on a discount debt security. In addition, the proceeds of the sale of your debt security before maturity within the United States will be reported to the Internal Revenue Service. Additionally, backup withholding at a rate of 31% will apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

 United States Alien Holders

   You are generally exempt from backup withholding and information reporting with respect to any payments of principal, premium or interest, including OID, made by us and other payors provided that in the case of debt securities other than bearer debt securities, you provide the certification described below, and provided further that the payor does not have actual knowledge that you are a United States person. We and other payors, however, may report payments of interest on your debt securities on Internal Revenue Service Form 1042-S.

   In general, payment of the proceeds from the sale of debt securities to or through a United States office of a broker is subject to both United States backup withholding and information reporting. If, however, you are a United States alien holder, you will not be subject to information reporting and backup withholding if you certify as to your non-United States status, under penalties of perjury, or otherwise establish an exemption. Payments of the proceeds from the sale by a United States alien holder of a debt security made to or through a foreign office of a broker will not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to a payment made outside the United States of the proceeds of a sale of a debt security through an office outside the United States if the broker is:

  . a United States person,

  . a controlled foreign corporation for United States tax purposes,

  . a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or

  . with respect to payments made after December 31, 2000, a foreign partnership, if at any time during its tax year:

   -- one or more of its partners are "U.S. persons", as defined in U.S.
      Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

   -- such foreign partnership is engaged in a United States trade or business unless the broker has documentary evidence in its records that you are a non-U.S. person and does not have actual knowledge that you are a U.S. person, or you otherwise establish an exemption.

                              PLAN OF DISTRIBUTION

                  Initial Offering and Sale of Debt Securities

   We may sell the debt securities from time to time in their initial offering as follows:

  . through agents;

  . to dealers or underwriters;

  . directly to purchasers; or

  . through a combination of any of these methods of sale.

   The debt securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

  . at a fixed price or prices, which may be changed;

  . at market prices prevailing at the time of sale;

  . at prices related to prevailing market prices; or

  . at negotiated prices.

   We may solicit offers to purchase debt securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of debt securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be "underwriters" as that term is defined in the Securities Act.

   From time to time, we may sell debt securities to one or more dealers as principals. The dealers, who may be deemed to be "underwriters" as that term is defined in the Securities Act, may then resell those securities to the public.

   We may sell debt securities from time to time to one or more underwriters, who would purchase the securities as principals for resale to the public, either on a firm-commitment or best-efforts basis. If we sell debt securities to underwriters, we will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include information about any underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of debt securities.

   We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase debt securities under contracts providing for payment and delivery on future dates. The third parties with whom we may enter into contracts of this kind may include banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers' obligations and will include information about any commissions we may pay for soliciting these contracts.

   Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against civil liabilities, including liabilities under the Securities Act of 1933.

   In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

   The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

   The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, Universal Corporation.

                           VALIDITY OF THE SECURITIES

   The validity of the securities offered by this prospectus will be passed upon for Universal Corporation by Sullivan & Cromwell, Washington, D.C. The opinion of Sullivan & Cromwell was based on certain assumptions about future actions required to be taken by us and the trustee in connection with the issuance and sale of each security, about the specific terms of each security and about other matters that may affect the validity of the securities but which could not be ascertained on the date of that opinion.

   In connection with particular offerings of the securities in the future, the validity of those securities may be passed upon for us by Sullivan & Cromwell or other counsel named in the applicable prospectus supplement. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel, New York, New York or other counsel named in the applicable prospectus supplement. Sullivan & Cromwell and Cahill Gordon & Reindel will, and such other counsel may, rely as to matters governed by Virginia law on the opinion of George C. Freeman, III, Esq., Assistant Secretary of Universal Corporation or other Virginia counsel to us.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual report on form 10-K for the year ended June 30, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                  CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE
                    SECURITIES LITIGATION REFORM ACT OF 1995

   We have included or incorporated by reference in this prospectus statements that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

   Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained under the caption "Item 1: Business -- Certain Factors That May Affect Our Business" in our annual report on Form 10-K for the fiscal year ended June 30, 1999, which is incorporated in this prospectus by reference. See "Available Information" above for information about how to obtain a copy of this annual report.

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 No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the date of this prospectus supplement.





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                                  $400,000,000

                             Universal Corporation

                          Medium Term Notes, Series B

                        [LOGO OF UNIVERSAL CORPORATION]


                          First Union Securities, Inc.

                             ABN AMRO Incorporated

                              BB&T Capital Markets

                               SunTrust Equitable
                                   Securities

                                UBS Warburg LLC

                           Wachovia Securities, Inc.



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